AGREEMENT AND PLAN OF MERGER
                dated as of January 31, 1997,

                          between

                 VALERO ENERGY CORPORATION,
                      PG&E CORPORATION
                              and
                  PG&E ACQUISITION CORPORATION

                       TABLE OF CONTENTS
                  AGREEMENT AND PLAN OF MERGER

                                                             Page
ARTICLE I      DEFINITIONS . . . . . . . . . . . . . . . . . . .2
     1.1.      Definitions . . . . . . . . . . . . . . . . . . .2

ARTICLE II     THE MERGER. . . . . . . . . . . . . . . . . . . 10
     2.1.      The Merger. . . . . . . . . . . . . . . . . . . 10
     2.2.      Effective Time. . . . . . . . . . . . . . . . . 10
     2.3.      Closing . . . . . . . . . . . . . . . . . . . . 11
     2.4.      Certificate of Incorporation of the Surviving
                  Corporation . . . . . . . . . . . . . . . . .11
     2.5.      By-laws of the Surviving Corporation. . . . . . 11
     2.6.      Directors . . . . . . . . . . . . . . . . . . . 11
     2.7.      Officers. . . . . . . . . . . . . . . . . . . . 11

ARTICLE III    MERGER CONSIDERATION; CONVERSION OR
               CANCELLATION OF SHARES IN THE MERGER. . . . . . 12
     3.1.      Merger Consideration; Conversion or
                   Cancellation of Shares. . . . . . . . . . . 12
     3.2.      Exchange of Certificates. . . . . . . . . . . . 14

ARTICLE IV     CERTAIN PRE-MERGER TRANSACTIONS. . . . . . . . .18
     4.1.      Reorganization Agreements and Interim
                   Services Agreement . . . . . . . . . . . . .18
     4.2.      Intercorporate Reorganization of Company. . . . 18
     4.3.      Distribution. . . . . . . . . . . . . . . . . . 19
     4.4.      Senior Notes. . . . . . . . . . . . . . . . . . 19
     4.5.      VESOP Notes . . . . . . . . . . . . . . . . . . 19

ARTICLE V      REPRESENTATIONS AND WARRANTIES. . . . . . . . . 19
     5.1.      Representations and Warranties of the Company . 19
     5.2.      Representations and Warranties of Acquiror
                   and Sub. . . . . . . . . . . . . . . . . . .35

ARTICLE VI     COVENANTS. . . . . . . . . . . . . . . . . . . .42
     6.1.      Covenants of the Company. . . . . . . . . . . . 42
     6.2.      Covenants of Acquiror . . . . . . . . . . . . . 47

ARTICLE VII    ADDITIONAL AGREEMENTS . . . . . . . . . . . . . 49
     7.1.      Access. . . . . . . . . . . . . . . . . . . . . 49
     7.2.      Other Actions . . . . . . . . . . . . . . . . . 50
     7.3.      Acquisition Proposals; Board Recommendation . . 50
     7.4.      Tax Representation Letters. . . . . . . . . . . 52
     7.5.      Filings; Other Actions. . . . . . . . . . . . . 52
     7.6.      Accountants' Letters. . . . . . . . . . . . . . 54
     7.7.      Distribution Agreement. . . . . . . . . . . . . 54
     7.8.      Publicity . . . . . . . . . . . . . . . . . . . 54
     7.9.      Employees and Employee Plans. . . . . . . . . . 55
     7.10.          Expenses . . . . . . . . . . . . . . . . . 56
     7.11.          Takeover Statutes. . . . . . . . . . . . . 57
     7.12.          Securities Act Compliance. . . . . . . . . 57
     7.13.          Stock Exchange Listing . . . . . . . . . . 57
     7.14.          1935 Act . . . . . . . . . . . . . . . . . 57
     7.15.          Further Assurances . . . . . . . . . . . . 58

ARTICLE VIII   CONDITIONS. . . . . . . . . . . . . . . . . . . 58
     8.1.      Conditions to Each Party's Obligation to
                   Effect the Merger. . . . . . . . . . . . . .58
     8.2.      Conditions to Obligation of the Company . . . . 59
     8.3.      Conditions to Obligations of Acquiror and Sub . 60

ARTICLE IX     TERMINATION. . . . .. . . . . . . . . . . . . . 61
     9.1.      Termination . . . . . . . . . . . . . . . . . . 61
     9.2.      Effect of Termination and Abandonment . . . . . 62

ARTICLE X      MISCELLANEOUS AND GENERAL . . . . . . . . . . . 63
     10.1.          Survival . . . . . . . . . . . . . . . . . 63
     10.2.          Modification or Amendment. . . . . . . . . 63
     10.3.          Waiver; Remedies . . . . . . . . . . . . . 63
     10.4.          Counterparts . . . . . . . . . . . . . . . 63
     10.5.          Governing Law. . . . . . . . . . . . . . . 64
     10.6.          Notices. . . . . . . . . . . . . . . . . . 64
     10.7.          Entire Agreement . . . . . . . . . . . . . 65
     10.8.          Certain Obligations. . . . . . . . . . . . 65
     10.9.          Assignment . . . . . . . . . . . . . . . . 65
     10.10.         Captions . . . . . . . . . . . . . . . . . 65
     10.11.         Severability . . . . . . . . . . . . . . . 65
     10.12.         No Third Party Beneficiaries . . . . . . . 66
     10.13.         Annexes and Schedules. . . . . . . . . . . 66
     10.14.         No Representations or Warranties . . . . . 66
     10.15.         Tax Sharing Agreement. . . . . . . . . . . 67
     10.16.         Consent to Jurisdiction. . . . . . . . . . 67

Annex A   Agreement and Plan of Distribution
Annex B   Employee Benefits Agreement
Annex C   Tax Sharing Agreement
Annex D   Form of Acquiror's Tax Representation Letter
Annex E   Form of VRM Tax Representation Letter
Annex F   Form of Affiliate Letter
Annex G   Annex G Amended and Restated Certificate of Incorporation of the
Surviving           Corporation

          AGREEMENT AND PLAN OF MERGER dated as of January 31, 1997 (this "Agreement"), between VALERO ENERGY CORPORATION, a Delaware corporation (the "Company"), PG&E Corporation, a California corporation ("Acquiror") and PG&E Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub") formed for the purpose of participating in the Merger described herein.

                       W I T N E S S E T H:

          WHEREAS, Acquiror desires to acquire the Retained Business (as herein defined) but does not wish to acquire the other businesses conducted, or to be conducted, by the Company;

          WHEREAS, the Board of Directors of the Company has approved an agreement and plan of distribution substantially in the form of Annex A attached hereto (the "Distribution Agreement"), which will be entered into prior to the Effective Time (as defined herein), pursuant to which and subject to the terms of which among other things (a) the Company and Valero Refining and Marketing Company, a Delaware corporation and wholly owned Subsidiary of the Company ("VRM"), will consummate the transactions contemplated in Article II of the Distribution Agreement and (b) all of the issued and outstanding shares of common stock, par value $0.01 per share (the "VRM Common Stock") along with the associated rights (the "VRM Rights") issued pursuant to the Rights Agreement substantially in the form attached to the VRM Registration Statement (as defined herein) between VRM and the rights agent named therein (the "VRM Rights Agreement") of VRM will be distributed (the "Distribution") to the holders of shares of common stock, par value $1.00 per share, of the Company. Such common stock together with the rights issued pursuant to the Rights Agreement dated as of October 26, 1995 between the Company and Harris Trust and Savings Bank, as agent (the "Company Rights Agreement") being referred to herein as "Company Common Stock";

          WHEREAS, the respective Boards of Directors of the Company, Acquiror and Sub have determined that, following the Distribution, a merger of Sub with and into the Company (the "Merger"), with the Company as the surviving corporation, would be in the best interests of their respective corporations and stockholders; and

          WHEREAS, it is the intention of the parties to this Agreement that for Federal income tax purposes (a) the Distribution shall qualify as a transaction described in Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code, and (b) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code;

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                           ARTICLE I

                          DEFINITIONS

          1.1. Definitions. (a) As used in this Agreement the following terms shall have the following respective meanings:

          "Acquiror Common Stock" shall have the meaning set forth in Section 3.1(a)(ii).

          "Acquiror Form S-4" shall have the meaning set forth in Section 5.1(g)(iii).

          "Acquiror Pension Plan" shall mean the Retirement Plan for Employees of Pacific Gas Transmission Company, as in effect as of the date hereof.

          "Acquiror Thrift Plan" shall mean a defined contribution plan with a cash or deferred arrangement sponsored by the Acquiror or an Affiliate and intended to qualify under Sections 401(a) and (k) of the Code.

          "Acquisition Proposal" shall mean any inquiry, proposal or offer for, or any indication of interest in, from any person, either (A) a merger, acquisition, business combination, consolidation or similar transaction involving, or any purchase of, more than 50% of the voting securities of the Company or any Subsidiary, or all or substantially all of the assets of the Company or any Subsidiary (excluding any such transaction relating solely to the assets or voting securities of VRM or any of its Subsidiaries) or (B) an acquisition, or similar transaction involving the purchase, of a substantial portion of the assets of or a substantial equity interest in the Retained Business, other than, in each case, the transactions contemplated by this Agreement.

          "Affiliate" shall mean, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that from and after the Time of Distribution, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

          "Assignment and Assumption Agreements" shall mean any and all conveyance and assumption instruments which may be entered into pursuant to any of the Reorganization Agreements.

          "Cash Dividend" shall have the meaning set forth in the Distribution Agreement.

          "Certificate of Merger" shall have the meaning set forth in Section
2.2.

          "Closing" shall have the meaning set forth in Section 2.3.

          "Closing Date" shall have the meaning set forth in Section 2.3.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Certificate" shall have the meaning set forth in Section 3.1(b).

          "Company By-laws" shall mean the by-laws of the Company, as amended.

          "Company Charter" shall mean the certificate of incorporation of the Company, as amended.

          "Company Common Stock" shall have the meaning set forth in the third paragraph of this Agreement.

          "Company Convertible Preferred Stock" shall have the meaning set forth in Section 5.1(e).

          "Company Disclosure Schedule" shall have the meaning set forth in
Section 5.1.

          "Company Meeting" shall have the meaning set forth in Section 5.1(g)(iii).

          "Company Options" shall have the meaning set forth in Section 3.1(a)(iii).

          "Company Preferred Stock" shall have the meaning set forth in
Section 5.1(e).

          "Company Restricted Stock Plans" shall mean the Company's Restricted Stock Bonus and Incentive Stock Plan, effective as of April 30, 1981 and amended and restated effective as of November 21, 1996, the Restricted Stock Plan for Non-employee Directors, effective as of November 14, 1990 and amended and restated effective as of August 22, 1996 and/or the Executive Stock Incentive Plan, effective as of July 21, 1994 and amended and restated effective as of November 21, 1996.

          "Company Rights Agreement" shall have the meaning set forth in the third paragraph of this Agreement.

          "Company Series A Preferred Stock" shall have the meaning set forth in Section 5.1(e).

          "Company Stock Plans" shall mean the Company's Stock Option Plan No. 3, Stock Option Plan No. 4, Stock Option Plan No. 5, Company Restricted Stock Plans, Non-Employee Director Stock Option Plan, Executive Incentive Bonus Plan, Employee Thrift Plan, Benefits Trust, ESOP and VESOP, each as amended and/or restated.

          "Continuing Employee" shall have the meaning set forth in Section 7.9(b).

          "Contract" shall have the meaning set forth in Section 5.1(d)(i).

          "Credit Facilities" shall mean the $300 million Revolving Credit Agreement, dated as of November 1, 1995, as amended, among the Company, Morgan Guaranty Trust Company of New York, as Administrative Agent, Bank of Montreal, as Syndication Agent, and the banks listed therein, and the Company's uncommitted short-term bank credit lines and uncommitted bank letter of credit facilities.

          "Deferred Compensation Plans" shall mean the Company's Executive Deferred Compensation Plan, effective as of November 26, 1984 and amended and restated effective as of October 21, 1986 and the Company Key Employee Deferred Compensation Plan, effective as of August 20, 1985, and amended and restated effective as of October 21, 1986.

          "Distribution" shall have the meaning set forth in the third paragraph of this Agreement.

          "Distribution Agreement" shall have the meaning set forth in the third paragraph of this Agreement.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Effective Time" shall have the meaning set forth in Section 2.2.

          "Employee Benefits Agreement" shall mean an employee benefits agreement substantially in the form of Annex B attached hereto.

          "Employee Plan" shall mean each "employee benefit plan," within the meaning of Section 3(3) of ERISA, each Company Stock Plan, and each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained, administered or contributed to by the Company or any of its ERISA Affiliates primarily for U.S. citizens or residents and which covers any employee of the Company.

          "Environmental Law" shall have the meaning set forth in the Distribution Agreement.

          "Environmental Permits" shall have the meaning set forth in Section 5.1(o).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean any entity (excluding any VRM Company) which, together with the Company, would be treated as a single employer under Section 414(b) or (c) of the Code.

          "ESOP" shall mean the Company's Employee Stock Ownership Plan.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" shall have the meaning set forth in Section 3.2(a).

          "Expenses" shall mean documented out-of-pocket fees and expenses incurred by the Company and its Subsidiaries in connection with efforts to consummate any of the transactions contemplated by the Reorganization Agreements, including, without limitation, financing fees (including, without limitation, financing fees to refund or repay the IRBs), consent fees, printing costs and fees, severance (including, without limitation severance payments to employees of Valero Corporate Services Company or Valero Management Company incurred prior to or after the Effective Time in connection with the transactions contemplated by the Reorganization Agreements) and early retirement payments, and payments pursuant to the Incentive Bonus Agreements, payments pursuant to the Shareholder Value Bonus Plan, expenses of counsel, investment banking firms, accountants, experts and consultants and the expenses incurred in connection with printing and mailing the Proxy Statement-Prospectus, the Acquiror S-4 and the VRM Registration Statement.

          "Filed Acquiror SEC Documents" shall have the meaning set forth in
Section 5.2(g).

          "Filed Company SEC Documents" shall have the meaning set forth in
Section 5.1(i).

          "GAAP" shall mean United States generally accepted accounting principles.

          "Group" shall have the meaning set forth in the Distribution
Agreement.

          "Governmental Entity" shall have the meaning set forth in Section 5.1(d)(ii).

          "Hazardous Substance" shall have the meaning set forth in the Distribution Agreement.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

          "Interim Services Agreement" shall mean the interim services agreement, entered into by the Company and VRM.

          "Intellectual Property" shall mean all intellectual property rights, including domestic and foreign patents, patent applications, invention disclosures to be filed or awaiting filing determinations, trademark and service mark applications, registered trademarks, registered service marks, registered copyrights, trademarks, servicemarks, tradenames, trade secrets and other proprietary rights, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how and unregistered copyrights, together with associated goodwill.

          "Joint Ventures" shall mean the joint ventures set forth in Schedule 5.1(f)(ii).

          "Lien" shall have the meaning set forth in Section 5.1(d)(i).

          "Material Adverse Effect" shall mean with respect to any entity, or group of entities taken as a whole, such state of facts, event, change, or effect that has had, or would reasonably be expected to have, a material adverse effect on the assets, business, properties, results of operations, or financial condition of such entity, or group of entities taken as a whole, or the ability of such entity, or group of entities, to consummate the transactions contemplated by this Agreement, including without limitation the Distribution and the Merger or to perform its obligations under the Reorganization Agreements to which it is or will be a party.

          "Merger" shall have the meaning set forth in the fourth paragraph of this Agreement.

          "New Certificates" shall have the meaning set forth in Section
3.2(a).

          "Notice of Superior Proposal" means a written notice advising Acquiror that the Board of Directors of the Company has received a Superior Proposal.

          "NYSE" shall have the meaning set forth in Section 3.1(a)(ii).

          "Per Share Merger Consideration" shall have the meaning set forth in
Section 3.1(a)(ii).

          "Permit" shall have the meaning set forth in Section 5.1(d)(i).

          "Permitted Liens" shall mean, collectively, those Liens (A) set forth in Schedule 1.1(a), (B) for Taxes not yet due or payable or being contested in good faith, (C) that constitute mechanics', carriers', workers' or like liens or (D) that individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole.

          "Person" shall mean an individual, partnership, a joint venture, a corporation, a limited liability entity, a trust, an unincorporated organization or other entity or a government or any department or agency thereof.

          "Post-Signing Return" shall have the meaning set forth in Section 6.1(k).

          "Proxy Statement-Prospectus" shall have the meaning set forth in
Section 5.1(g)(iii).

          "Registration Statements" shall mean, collectively, the Acquiror Form S-4 and the VRM Registration Statement.

          "Regulatory Filings" shall have the meaning set forth in Section 5.1(d)(ii).

          "Release" shall have the meaning set forth in the Distribution Agreement.

          "Reorganization Agreements" shall mean, collectively, this Agreement, the Distribution Agreement, the Tax Sharing Agreement and the Employee Benefits Agreement.

          "Representatives" shall mean directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

          "Retained Assets" shall have the meaning set forth in the Distribution Agreement.

          "Retained Business" shall have the meaning set forth in the Distribution Agreement.

          "Retained Company" or "Retained Companies" shall have the meaning set forth in Section 1.1(b).

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "SERP" shall mean the Company's Supplemental Executive Retirement Plan, effective as of January 1, 1983 and amended and restated effective as of January 1, 1996.

          "Software" shall include all proprietary software programs, and the related source code, system documentation, statements of principles of operation, and schematics for all software programs, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer.

          "Subsidiary" shall mean any corporation or other organization (including without limitation partnerships but as used in Section 5.1, excluding Joint Ventures), whether incorporated or unincorporated, of which, directly or indirectly, at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          "Superior Proposal" shall mean any bona fide Acquisition Proposal made by a third party on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger and the other transactions contemplated hereby.

          "Surviving Corporation" shall have the meaning set forth in Section
2.1.

          "Takeover Statute" shall have the meaning set forth in Section
5.1(p).

          "Tax Authority" shall have the meaning set forth in the Tax Sharing Agreement.

          "Taxes" shall have the meaning set forth in the Tax Sharing
Agreement.

          "Tax Return" shall have the meaning set forth in the Tax Sharing Agreement.

          "Tax Sharing Agreement" shall mean the tax sharing agreement substantially in the form of Annex C attached hereto.

          "Time of Distribution" shall have the meaning set forth in the Distribution Agreement.

          "VESOP" shall mean the Valero Employees' Stock Ownership Plan.

          "VNG" shall mean Valero Natural Gas Company, a Delaware corporation and a wholly-owned Subsidiary of the Company and, with respect to the period prior to June 30, 1996, shall be construed to include VNGC Holding Company, a Delaware corporation and wholly owned subsidiary of the Company.

          "VRM Common Stock" shall have the meaning set forth in the third paragraph of this Agreement.

          "VRM Registration Statement" shall have the meaning set forth in
Section 5.1(g)(iii).

          "VRM Rights" shall have the meaning set forth in the third paragraph of this Agreement.

          "VRM Rights Agreement" shall have the meaning set forth in the third paragraph of this Agreement.

          (b) As used in this Agreement, (i) any reference to the Company and its Subsidiaries means the Company and each of its Subsidiaries, (ii) any reference to the "Retained Company" and its Subsidiaries or the "Retained Companies" means the Company (solely with respect to the Retained Business) and those of its direct and indirect Subsidiaries included in the Retained Business, (iii) any reference to the "Retained Subsidiaries" or "Retained Subsidiary" means the direct and indirect Subsidiaries or Subsidiary of the Company included in the Retained Business, (iv) any reference to VRM and its Subsidiaries or the "VRM Companies" means VRM immediately after the Time of Distribution and those entities that immediately after the Time of Distribution will be direct or indirect Subsidiaries of VRM and (v) any reference to Subsidiaries of VRM means those entities that immediately after the Time of Distribution will be direct or indirect Subsidiaries of VRM. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Distribution Agreement.

                           ARTICLE II

                           THE MERGER

          2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Sub will be merged with and into the Company, the separate cororate existence of Sub will thereupon cease and the Company will be the surviving corporation (the "Surviving Corporation"). The Merger will have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers, franchises, debts, liabilities, obligations and duties of the Company will continue in the Surviving Corporation as provided for in the DGCL.

          2.2. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII, the parties will file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL to consummate the Merger. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties hereto may agree and as may be specified in the Certificate of Merger in accordance with applicable law. The date and time when the Merger becomes effective is herein referred to as the "Effective Time".

          2.3. Closing. The closing of the Merger (the "Closing") will take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10021 at 9:00 A.M. on the first business day on which all the conditions set forth in Article VIII (other than those that are waived by the party or parties for whose benefit such conditions exist) are fulfilled or (ii) at such other place, date and/or time as the parties hereto may agree. The date upon which the Closing occurs is herein referred to as the "Closing Date"; provided that the Closing shall not take place earlier than 10 business days following the Company Meeting.

          2.4. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, in accordance with the DGCL, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time will be amended as set forth in Annex G hereto and, as so amended, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable law (the "Surviving Corporation's Certificate of Incorporation").

          2.5. By-laws of the Surviving Corporation. The Company By-laws will be the by-laws of the Surviving Corporation until amended in accordance with the terms thereof, the Surviving Corporation's Certificate of Incorporation and applicable law.

          2.6. Directors. The directors of Sub at the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          2.7. Officers. The officers of Sub at the Effective Time will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                          ARTICLE III

                MERGER CONSIDERATION; CONVERSION
            OR CANCELLATION OF SHARES IN THE MERGER

          3.1.  Merger Consideration; Conversion or Cancellation of Shares.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any shares of capital stock of the Company or any shares of capital stock of Sub:

               (i) Each share of Company Common Stock (A) issued and outstanding immediately prior to the Effective Time and (1) owned by Acquiror or any of its wholly-owned Subsidiaries (but not by any employee benefit plan of, or any nuclear decommissioning trust for the benefit of, Acquiror or any of its Subsidiaries) or (2) owned by any Subsidiary of the Company (but not by any Employee Plan of the Company or any of its Subsidiaries) or (B) held in the treasury of the Company immediately prior to the Effective Time will cease to be outstanding, will be canceled and retired without payment of any consideration therefor and will cease to exist.

               (ii) Subject to Section 3.2(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)(i)) will be converted into the right to receive that number (the "Per Share Merger Consideration") of duly authorized, validly issued, fully paid and nonassessable shares of common stock, no par value, of Acquiror ("Acquiror Common Stock"), equal to the quotient, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth, of (x) the quotient of (A) $722.5 million (increased by the total amount of cash paid to the Company between the execution of this Agreement and the Closing in order to exercise the Company Options plus an amount equal to the total exercise price of any unexercised Company Options, but reduced by the total cash amount paid by the Retained Companies between December 31, 1996 and the Closing in settlement of any stock appreciation rights (including limited rights and, if applicable, decreased in accordance with the last sentence of this Section 3.1(a)(ii)), Company Options or performance shares, except to the extent such amounts have been recorded as accrued liabilities on the 1996 balance sheet included in the Retained Companies Financial Statements) divided by (B) the sum of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued pursuant to the conversion of Company Preferred Stock and other than shares to be canceled in accordance with Section 3.1(a)(i)) plus the number of performance shares (not otherwise reflected in the number of outstanding shares of Company Common Stock) and the number of shares subject to unexercised Company Options at such time, divided by (y) the Market Price (as defined below) of Acquiror Common Stock on the Closing Date. The "Market Price" of Acquiror Common Stock on any date means the average of the daily closing prices per share of Acquiror Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Tape") on each of the last 15 consecutive full NYSE trading days (the "Averaging Period") ending on and including the second trading day prior to such date; provided that (A) if the Board of Directors of Acquiror declares a dividend on the outstanding shares of Acquiror Common Stock having a record date after the Effective Time but an ex-dividend date (based on "regular way" trading on the NYSE of shares of Acquiror Common Stock, the "Ex-Date") that occurs during the Averaging Period, then for purposes of computing the Market Price, the closing price on the Ex-Date and any trading day in the Averaging Period after the Ex-Date will be adjusted by adding thereto the amount of such dividend and (B) if the Board of Directors of Acquiror declares a dividend on the outstanding shares of Acquiror Common Stock having a record date before the Effective Time and an Ex-Date that occurs during the Averaging Period, then for purposes of computing the Market Price, the closing price on any trading day before the Ex-Date will be adjusted by subtracting therefrom the amount of such dividend. Notwithstanding anything to the contrary contained herein, in the event that the Market Price of Acquiror Common Stock on the Closing Date is less than $19.125 (the "Minimum Price"), then solely for the purposes of calculating the Per Share Merger Consideration, the Market Price of Acquiror Common Stock on the Closing Date will be deemed to be the Minimum Price, and in the event that the Market Price of Acquiror Common Stock on the Closing Date is greater than $25.875 (the "Maximum Price"), then solely for the purposes of calculating the Per Share Merger Consideration, the Market Price of Acquiror Common Stock on the Closing Date will be deemed to be the Maximum Price. If prior to the Effective Time Acquiror shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine Acquiror Common Stock or declare a dividend or make a distribution on Acquiror Common Stock in any security convertible into Acquiror Common Stock, appropriate adjustment or adjustments will be made to the Per Share Merger Consideration; provided, however, that Acquiror not take any such action that would occur during the Averaging Period. If the aggregate amount of any adverse impact referred to in Section 9.1(d)(iii) (calculated as set forth therein) exceeds $50 million, then the dollar amount set forth in subsection (A) of this Section 3.1(a)(ii) shall be reduced by an amount equal to the amount by which the amount of such adverse impact exceeds $50 million provided, however, that in no event shall such reduction exceed $50 million in the aggregate.

               (iii) Each option granted by the Company to purchase shares of Company Common Stock (the "Company Options") which is outstanding and unexercised immediately prior to the Effective Time and after the Time of Distribution shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option (not intended to qualify under section 422 of the Code) to purchase shares of Acquiror Common Stock in an amount and at an exercise price determined as provided below:

          (A) the number of shares of Acquiror Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Per Share Merger Consideration; provided that any fractional shares of Acquiror Common Stock resulting from such multiplication shall be rounded up to the nearest share; and

          (B) the exercise price per share of Acquiror Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Per Share Merger Consideration; provided that such exercise price shall be rounded down to the nearest cent.

          (b) All shares of Company Common Stock referred to in Section 3.1(a)(ii) will cease to be outstanding, will be canceled and retired and will cease to exist, and each holder of a certificate (a "Certificate") formerly representing such shares will thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Certificate in accordance with Section 3.2, the shares of Acquiror Common Stock and any payment to which such holder is entitled pursuant to this
Article III.

          (c) At and after the Effective Time, by virtue of the Merger, each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          3.2. Exchange of Certificates. (a) Appointment of Exchange Agent. Prior to the Effective Time, Acquiror shall appoint an exchange agent (the "Exchange Agent") satisfactory to the Company for the purpose of exchanging all Company Common Stock for Acquiror Common Stock in accordance with the terms of this Agreement. As of the Effective Time, Acquiror will deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates ("New Certificates") representing Acquiror Common Stock in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates that may be required in exchange for Certificates pursuant to this Article III. Acquiror will provide to the Exchange Agent on a timely basis funds necessary to pay any cash payable in lieu of fractional shares of Acquiror Common Stock pursuant to Section 3.2(c) and funds and other property necessary to pay or make any dividends or distributions with respect to shares of Acquiror Common Stock pursuant to Section 3.2(d).

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror will cause the Exchange Agent to mail or deliver to each Person, who was at the Effective Time a holder of record of a Certificate, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and contain such other provisions as Acquiror and VRM may reasonably specify) containing instructions for use in effecting the surrender of Certificates in exchange for New Certificates and payments pursuant to this Article III. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor a New Certificate representing that number of whole shares of Acquiror Common Stock which such holder has the right to receive pursuant to the provisions of this Article III, a check in the amount of any cash which such holder has the right to receive in lieu of fractional shares of Acquiror Common Stock pursuant to Section 3.2(c) and any cash dividends with respect to Acquiror Common Stock pursuant to Section 3.2(d) and any other dividends or distributions with respect to Acquiror Common Stock pursuant to Section 3.2(d), and the Certificate so surrendered will forthwith be canceled. No interest will be paid or will accrue on the amount payable upon surrender of Certificates. Until surrendered as contemplated by this
Section 3.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of such Certificate, the applicable New Certificate, cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions with respect to shares of Acquiror Common Stock as contemplated by this Section 3.2. In the event of a transfer of ownership of Company Common Stock that is not registered on the transfer records of the Company, New Certificates representing the proper number of shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions as aforesaid may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance pays any transfer or other taxes required by reason of the issuance of shares of Acquiror Common Stock or establishes to the satisfaction of Acquiror that such tax has been paid or is not applicable.
Six months after the Effective Time, Acquiror will be entitled to cause the Exchange Agent to deliver to Acquiror any New Certificates, cash or other property (including any interest thereon) deposited with the Exchange Agent that is unclaimed by the former holders of Company Common Stock. Any such former holders of Company Common Stock who have not theretofore exchanged their Certificates for New Certificates and cash, if applicable, and other property pursuant to this Article III will thereafter be entitled to look exclusively to Acquiror and only as general creditors thereof for the Acquiror Common Stock and cash and other property to which they become entitled upon exchange of their Certificates pursuant to this Article III (including cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 3.2(c) and any dividends or distributions with respect to Acquiror Common Stock pursuant to Section 3.2(d)). Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Acquiror will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of New Certificates and cash for Certificates as contemplated hereby.

          (c) Fractional Shares. Notwithstanding Section 3.1 or any other provision of this Section 3.2, no fractional shares of Acquiror Common Stock will be issued hereunder and any holder of Company Common Stock entitled hereunder to receive a fraction of a share of Acquiror Common Stock but for this Section 3.2(c) will be entitled hereunder to receive a cash payment in lieu thereof, without interest, in an amount, less the amount of any withholding taxes which may be required thereon, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled multiplied by (ii) the Market Price of Acquiror Common Stock on the Closing Date determined in accordance with Section 3.1(a)(ii), but without regard for the Minimum Price or the Maximum Price. For purposes of paying such cash in lieu of fractional shares, all Certificates representing shares of Company Common Stock surrendered for exchange by a Company stockholder on the same letter of transmittal shall be aggregated, and no such Company stockholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Acquiror Common Stock with respect to such Certificates surrendered.

          (d) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, after the Effective Time no dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to any Person holding a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate by any holder thereof, there will be paid to the holder of the New Certificate issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the Acquiror Common Stock represented thereby, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such surrender and a payment date subsequent to the time of such surrender payable with respect to the Acquiror Common Stock represented thereby, less the amount of any withholding taxes which may be required thereon.

          (e) No Further Ownership Rights in Company Common Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III, any cash in lieu of fractional shares of Acquiror Common Stock paid pursuant to Section 3.2(c) or any dividend or distribution paid or made with respect to Acquiror Common Stock pursuant to Section 3.2(d) will be deemed to have been issued, paid and made in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this
Article III.

          (f) No Liability. In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will, in exchange for such lost, stolen or destroyed Certificate, issue or cause to be issued the number of shares of Acquiror Common Stock and pay or cause to be paid the amounts deliverable in respect thereof pursuant to this Article III.

          (g) Withholding Rights. The Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

                           ARTICLE IV

                CERTAIN PRE-MERGER TRANSACTIONS

          The following transactions shall occur prior to the Effective Time:

          4.1. Reorganization Agreements and Interim Services Agreement. Prior to the Distribution, the Company will (a) execute and deliver the other Reorganization Agreements and the Interim Services Agreement and (b) cause VRM to execute and deliver the other Reorganization Agreements and the Interim Services Agreement, in each case to which it is a party. Prior to the Distribution, Acquiror will execute the Tax Sharing Agreement and the Interim Services Agreement. All the Reorganization Agreements and the Interim Services Agreement shall be executed in substantially the form attached hereto, which agreements shall not be altered without the consent of Acquiror.

          4.2. Intercorporate Reorganization of Company. Prior to the Time of Distribution and pursuant to the terms of the Distribution Agreement, the Company and VRM will consummate the intercorporate transactions contemplated by Article II of the Distribution Agreement.

          4.3. Distribution. Prior to the Effective Time, subject to and pursuant to the terms and conditions of the Distribution Agreement, the Company will effect the Distribution and the other transactions contemplated by the Distribution Agreement.

          4.4. Senior Notes. Prior to the Time of Distribution, the Retained Company will either (a) obtain the consents of the note purchasers under the Note Purchase Agreement dated December 19, 1990 between the Company and the note purchasers, in order to permit the Distribution and the Merger or (b) prepay the notes in accordance with their terms.

          4.5. VESOP Notes. Prior to the Effective Time, the Company will cause the VESOP to prepay the VESOP Notes issued under the Note Purchase Agreement dated as of March 17, 1989 and the VESOP Notes issued under the Note Purchase Agreement dated as of August 15, 1991 in accordance with their terms and will terminate the related guarantee of the Company.

                           ARTICLE V

                 REPRESENTATIONS AND WARRANTIES

          5.1. Representations and Warranties of the Company. Except as set forth in the disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Acquiror simultaneously with the execution and delivery of this Agreement, the Company hereby represents and warrants to Acquiror as follows:

          (a) Corporate Organization. Each of the Company and VRM is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Retained Subsidiary is, or will be, a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, as set forth in the Company Disclosure Schedule. Each of the Retained Companies and VRM is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, or a material adverse effect on the ability of the VRM Companies to consummate the transactions contemplated by, or to satisfy their obligations under, the Reorganization Agreements. Each of the Retained Companies and VRM has the requisite corporate or other power and authority to carry on its businesses as it is now being or will be (immediately after the Time of Distribution) conducted. The Company has heretofore made available to Acquiror complete and correct copies of the Company Charter and the Company By-laws and the certificate of incorporation and by-laws, or the comparable organizational documents, of each Retained Subsidiary, each as amended to date and currently in full force and effect.

          (b) Corporate Authority. Each of the Company and VRM has the requisite corporate power and authority to execute, deliver and perform each Reorganization Agreement and the Interim Services Agreement, in each case, to which it is a party and to consummate the transactions contemplated thereby (assuming, (i) with respect to the Merger and the Distribution, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and (ii) formal declaration of the Distribution by the Company's Board of Directors). The execution, delivery and performance by the Company of each Reorganization Agreement and the Interim Services Agreement, in each case, to which it is a party and the consummation by the Company of the Distribution and the Merger and of the other transactions contemplated thereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are or will be necessary to authorize any Reorganization Agreement or the Interim Services Agreement, in each case, to which it is a party or for the Company to consummate the transactions so contemplated (other than, (i) with respect to the Merger and the Distribution, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and (ii) formal declaration of the Distribution by the Company's Board of Directors). The execution, delivery and performance by VRM of each Reorganization Agreement and the Interim Services Agreement to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by VRM's Board of Directors and its stockholder, if required, and no other corporate proceedings on the part of such entity will be necessary to authorize any Reorganization Agreement or the Interim Services Agreement to which it is a party or for it to consummate the transactions so contemplated. Each Reorganization Agreement or the Interim Services Agreement, in each case, to which the Company or VRM is a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against such party in accordance with the terms thereof.

          (c) The Company Charter Takeover Provisions. The Company's Board of Directors has approved the execution, delivery and performance by the Company of this Agreement and the other Reorganization Agreements and the consummation of the transactions contemplated thereby, and, subject to the representation of Acquiror contained in Section 5.2(o) being true and correct, such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by the Reorganization Agreements the provisions of Sections 1 and 2 of Article VI of the Company Charter.

          (d)  No Violations; Consents and Approvals.

               (i) None of the execution, delivery or performance by each of the Company and VRM of any Reorganization Agreement and the Interim Services Agreement, in each case, to which it is a party or the consummation by each of the Company and VRM of the transactions contemplated thereby (assuming, (i) with respect to the Merger and the Distribution, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and (ii) formal declaration of the Distribution by the Company's Board of Directors)
(A) will conflict with, or result in a violation or breach of, the Company Charter or the Company By-laws or the certificate of incorporation or by-laws, or comparable organizational documents of VRM and the Subsidiaries of the Company or (B) will conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation under, or result in the creation of any adverse claim, restriction on voting or transfer or pledge, lien, charge, encumbrance or security interest of any kind (a "Lien") upon any of the properties or assets of the Company or VRM or any Subsidiary of either under
(1) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract, agreement, obligation, understanding, commitment or other arrangement (a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound or of any license, franchise, permit, concession, certificate of authority, order, approval, application or registration form, of or with a Governmental Entity (a "Permit") or (2) to the knowledge of the Company and subject to the Regulatory Filings, any judgment, order, decree, statute, law, regulation or rule applicable to the Company or any of its Subsidiaries, except, in the case of clause (B), as set forth in the Company Disclosure Schedule and for conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, or a material adverse effect on the ability of the VRM Companies to consummate the transactions contemplated by, or to satisfy their obligations under, the Reorganization Agreements. Schedule 5.1(d)(i) of the Company Disclosure Schedule attached hereto lists all material Contracts and material Permits of the Company and its Subsidiaries which require consent of, or prior notice to, a third party in order to consummate the transactions contemplated by this Agreement or the Distribution Agreement.

               (ii) Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, applications or filings with the Federal Energy Regulatory Commission under
Section 203 of the Federal Power Act, filings and/or notifications under the Investment Canada Act, Competition Act and other applicable Canadian laws, filings under state securities or "blue sky" laws and the filing of the Certificate of Merger (collectively, the "Regulatory Filings"), other consents, approvals, orders, authorizations, registrations, declarations, filings and agreements expressly provided for in the Reorganization Agreements, and any notice or other filings to be made following the Effective Time, no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, Federal, state, local or foreign (a "Governmental Entity") is required with respect to the Company, VRM or any Subsidiary of either, in connection with the execution, delivery or performance by the Company and VRM of any Reorganization Agreement, the Interim Services Agreement or the Assignment and Assumption Agreements, in each case, to which it is a party or the consummation by the Company and VRM, as the case may be, of the transactions contemplated thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, or a material adverse effect on the ability of the VRM Companies to consummate the transactions contemplated by, or to satisfy their obligations under, the Reorganization Agreements).

          (e) Capital Stock. The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock, of which 44,185,513 shares of Company Common Stock were issued and outstanding as of the close of business on December 31, 1996, (ii) 20,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"), of which 11,500 of shares of redeemable preferred stock, series A ("Company Series A Preferred Stock") and 3,450,000 shares of $3.125 convertible preferred stock ("Company Convertible Preferred Stock") were issued and outstanding as of the close of business on December 31, 1996 and (iii) 10,000,000 shares of serial preference stock, par value $1.00 per share, none of which is issued and outstanding. As of the close of business on December 31, 1996 there were outstanding under the Company Stock Plans options to acquire an aggregate of 4,228,855 shares of Company Common Stock (subject to adjustment on the terms set forth in the Company Stock Plans). All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock which may be issued pursuant to the terms of any options, securities or plans referred to above will be, when issued, duly authorized and validly issued, and are or will be, when issued, fully paid and nonassessable. The Company has outstanding no bonds, debentures, notes or other obligations or securities (other than the Company Common Stock and Company Preferred Stock) the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above, as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Retained Subsidiaries. There are no outstanding Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

          (f)  Subsidiaries; Investments; Joint Ventures; Partnerships.

               (i) The Company Disclosure Schedule lists each Retained Subsidiary. Except as set forth in the Company Disclosure Schedule each of the outstanding shares of capital stock or other ownership interests of each of the Retained Subsidiaries has been duly authorized and validly issued, is fully paid and nonassessable and, is owned, either directly or indirectly, by the Company free and clear of all Liens. Except as set forth in the Company Disclosure Schedule there are no Contracts obligating the Company, or restricting the Company's rights, to transfer, sell or vote, the capital stock of the Retained Subsidiaries owned by it, directly or indirectly.

               (ii) Except as set forth in the Company Disclosure Schedule, the Company does not, directly or indirectly, own any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity included in the Retained Business or have any Contract relating to the issuance, sale or purchase of any ownership interest in any such entity.

          (g)  SEC Filings.

               (i) The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since January 1, 1994 (the "Company SEC Documents"). As of its filing date, each Company SEC Document filed, as amended or supplemented, if applicable, (A) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (B) did not, at the time it was filed (and at the effective date thereof, in the case of a registration statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). Each of the consolidated balance sheets of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and stockholders' equity of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, cash flows and retained earnings, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments), in each case in accordance with GAAP.

               (iii) None of the information supplied, or to be supplied, by the Company or its representatives for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Acquiror in connection with the issuance of shares of Acquiror Common Stock in the Merger (the "Acquiror Form S-4") or the registration statement to be filed with the SEC by VRM in connection with the distribution of shares of VRM Common Stock, with the associated VRM Rights, in the Distribution (the "VRM Registration Statement") will, at the time such Registration Statements are filed with the SEC, at any time they are amended or supplemented or at the time they become effective under the Securities Act and at the Effective Time, in the case of the Acquiror Form S-4, and at the time of the special meeting of holders of Company Common Stock to be held in connection with the Merger and the Distribution (the "Company Meeting"), and at the Time of Distribution, in the case of the VRM Registration Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the proxy statement-prospectus relating to the Company Meeting (the "Proxy Statement-Prospectus") will, at the date mailed to the Company's stockholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The VRM Registration Statement will comply as to form in all material respects with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, and the Proxy Statement-Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Acquiror or any of its Subsidiaries for inclusion in the VRM Registration Statement or the Proxy Statement-Prospectus, respectively, or with respect to information concerning Acquiror or any of its Subsidiaries incorporated by reference therein.

          (h)  The Company and VNG Financial Statements.

               (i) Included in the Company Disclosure Schedule are (A) audited consolidated statements of assets and liabilities as of December 31, 1995 and 1994 (the "Year End Balance Sheets") and statements of consolidated income and consolidated cash flows for the years ended December 31, 1995 and 1994, in each case, for the Company (such financial statements, the "Company Financial Statements"), and (B) an unaudited consolidated statement of assets and liabilities as of September 30, 1996 (the "Interim Balance Sheet"), and unaudited statements of consolidated income and consolidated cash flows for the nine months ended, September 30, 1996 for the Company (such financial statements, the "Company Interim Financial Statements"). Each of the Year End Balance Sheets and the Interim Balance Sheet (including in the case of the Year End Balance Sheets any related notes and schedules) fairly presents in all material respects the financial position of the Company as of its date, and each of the statements of consolidated income and consolidated cash flows included in the Company Financial Statements and the Company Interim Financial Statements (including in the case of the Company Financial Statements any related notes and schedules) fairly presents in all material respects the consolidated results of operations and consolidated cash flows, as the case may be, of the Company for the periods set forth therein in each case in accordance with GAAP (subject in the case of the Company Interim Financial Statements to normal year-end adjustments).

               (ii) Included in the Company Disclosure Schedule are unaudited consolidated statements of assets and liabilities as of December 31, 1996, 1995 and 1994 (collectively, the "VNG Year End Balance Sheets" and such statement as of December 31, 1996 being referred to herein as the "VNG December 31, 1996 Balance Sheet") and statements of consolidated income and consolidated cash flows for the years ended December 31, 1996, 1995 and 1994, in each case, for VNG and its Subsidiaries (such financial statements, the "VNG Financial Statements"). Each of the VNG Year End Balance Sheets fairly presents in all material respects the financial position of VNG and its Subsidiaries as of its date, and each of the statements of consolidated income and consolidated cash flows included in the VNG Financial Statements fairly presents in all material respects the consolidated results of operations and consolidated cash flows, as the case may be, of VNG and its Subsidiaries for the periods set forth therein in each case in accordance with GAAP. Each of the VNG Year End Balance Sheets has been prepared on a basis substantially consistent with the preparation of the corresponding Year End Balance Sheets of the Company (or for the year ended December 31, 1996, the Interim Balance Sheet of the Company) and each of the statements of consolidated income and consolidated cash flows included in the VNG Financial Statements has been prepared on a basis substantially consistent with the preparation of the corresponding Financial Statements of the Company (or for the year ended December 31, 1996, the Company Interim Financial Statements).

               (iii) Schedule 5.1(h)(iii) set forth in the Company Disclosure Schedule sets forth a consolidated balance sheet of the Retained Companies as at December 31, 1996 on an historical basis and as adjusted to give effect to the Distribution and the transactions contemplated by the Distribution Agreement and Section 7.10(a) (but not as adjusted for the Merger); such balance sheet fairly states in all material respects the consolidated financial position of the Retained Companies in accordance with GAAP, and has been prepared on a basis substantially consistent with the preparation of the Interim Balance Sheet of the Company and other Company Interim Financial Statements.

          (i) Absence of Certain Events and Changes. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof (the "Filed Company SEC Documents") or the Company Disclosure Schedule or as otherwise contemplated by the Reorganization Agreements, since December 31, 1996 the Company and its Subsidiaries have conducted the Retained Business in the ordinary course, consistent with past practices, and there have not been (i) any events, changes or developments which, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies or Retained Business, taken as a whole, or a material adverse effect on the ability of the VRM Companies to consummate the transactions contemplated by, or to satisfy their obligations under, the Reorganization Agreements to which they are or will be a party, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's capital stock (other than the regular quarterly cash dividends consistent with amounts currently paid and at a rate no higher than the last quarterly dividend prior to December 31, 1996) or any redemption, purchase or other acquisition of any of the Company's capital stock (excluding shares acquired in connection with employee tax withholding elections, or elections to pay the exercise price of stock options with shares of stock, under Company Stock Plans) or debt (except scheduled redemptions and repayments under Credit Facilities), or (iii) (x) any granting by the Company or any of its Subsidiaries to any officer of any Retained Company of any increase in compensation, except in the ordinary course of business (including, but not limited to, in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1996, (y) any granting by the Company or any of its Subsidiaries to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (z) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any officers of any Retained Company.

          (j) Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents, the Company and its Subsidiaries are in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to them that relate to the Retained Business, except where the failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole. Except as set forth on the Company Disclosure Schedule, since December 31, 1995, neither the Company nor any Subsidiary has received any written notice of any administrative, civil or criminal investigation or audit (other than tax audits) by any Governmental Entity relating to the Retained Business that, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies, taken as a whole. Each of the Retained Companies has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except as set forth in the Company Disclosure Schedule or where the failure to have such Permits, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole. All such Permits are in full force and effect, and the Retained Companies are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole. This
Section 5.1(j) does not relate to employee benefits matters (for which Section 5.1(n) is applicable), environmental matters (for which Section 5.1(o) is applicable) or tax matters (for which Section 5.1(m) is applicable).

          (k)  Title to Assets.

               (i) Each of the Retained Companies has good title to its personal properties and assets reflected on the VNG December 31, 1996 Balance Sheet, except for properties and assets disposed of in the ordinary course of business and except for such defects in title which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, in each case, free and clear of any Liens except for Permitted Liens.

               (ii) The Retained Companies have (A) good, sufficient and legal title to the real properties reflected on the VNG December 31, 1996 Balance Sheet and (B) valid and subsisting leasehold interests in the leased properties reflected on the VNG December 31, 1996 Balance Sheet or otherwise used in connection with the Retained Business, and except for such defects in title which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, in each case, free and clear of any Liens, except for (1) Permitted Liens, (2) easements, covenants, rights-of-way, other matters of record and other matters subject to which such leases are granted and (3) such state of facts as an accurate survey would show.

               (iii) Except as set forth in the Company Disclosure Schedule or contemplated by the other Reorganization Agreements, the Retained Companies will, at the Effective Time, include all the Company's right, title and interest in and to (a) all assets of the Company or any of its Subsidiaries, including the information systems, that are used primarily in or that are being held primarily for use in or that are otherwise sufficient for the operation, as currently conducted, of the Retained Business, and (b) whether or not included within the assets set forth in clause (a) above, all assets (including, without limitation, capital stock and partnership interests) reflected on Schedule 5.1(h)(iii), as such assets may have been added to, sold in the ordinary course of business or otherwise changed since such date).

          (l) Litigation. Except as disclosed in the Filed Company SEC Documents or as set forth in the Company Disclosure Schedule, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending, or to the knowledge of the Company threatened, against any of the Retained Companies that, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies, taken as a whole or delay the Distribution or Merger. Except as disclosed in the Filed Company SEC Documents, there are no outstanding judgments, orders, decrees, stipulations or awards against any of the Retained Companies or their respective properties or businesses that, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (m)  Taxes.

          (i) All Tax Returns required to be filed by or on behalf of the Company and any of its Subsidiaries or any consolidated, combined, affiliated or unitary group of which the Company or any of its Subsidiaries is or has ever been a member before the date hereof have been timely filed or appropriately extended, and all Taxes shown as due and payable on such Tax Returns and all other Taxes for which the Company or any of its Subsidiaries is or might otherwise be liable that are due and payable (together, "Covered Taxes") have been timely paid in full or reflected on the balance sheet set forth in Schedule 5.1(h)(iii), except to the extent that (i) such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) the failure to so file such Tax Returns or to pay such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole; provided, however, that no representation is made under this Agreement with respect to any Tax or Tax Return which is (i) a subject of the litigation set forth and described at
Section I, paragraphs 3 through 6, of Schedule 5.1(l) (the "Existing Tax Claims"), or (ii) heretofore or hereafter made a subject of any claim, demand or litigation involving claims substantially similar to those asserted in the Existing Tax Claims. The information contained in such Tax Returns is true, complete and accurate in all material respects.

          (ii) The Tax Returns of the Company and its Subsidiaries have been audited and settled by the Internal Revenue Service for all periods ended through December 31, 1992 or the period for assessment of taxes in respect of such periods has expired.

          (iii) Except as set forth in the Company Disclosure Schedule, to the Company's knowledge, there are no material claims or investigations pending or threatened against the Company or its Subsidiaries for past Taxes.

          (iv) Except as set forth in the Tax Sharing Agreement, there is no Tax sharing or allocation agreement under which the Company or any of its Retained Subsidiaries will have any obligations after the Effective Time.

          (v) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Retained Business Financial Statements are adequate to cover such Taxes relating to periods, or portion thereof, ending on or prior to the date of such financial statements.

          (vi) All material Taxes due with respect to any completed and settled audit, examination, or deficiency litigation with any taxing authority have been paid in full.

          (vii) No material income or gain would be recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the transactions contemplated by the Reorganization Agreements, if such transactions were to occur on the date hereof.

          (viii) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material amount of Covered Taxes.

          (ix) The Federal consolidated minimum tax credit carryforward allocated to the Retained Companies as of December 31, 1996 is not less than $6,000,000.

          (x) None of the Retained Companies shall be required to include in a taxable period ending after the Closing Date, a material amount of taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code or any comparable provision of state or local Tax law.

          (xi) No person has made with respect to any of the Retained Companies, or with respect to any property held by any of the Retained Companies, any consent under Section 341 of the Code.

          (xii) None of the Retained Companies is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982.

          (xiii) Neither the Company nor any of its Subsidiaries, nor any member of any controlled group (within the meaning of Section 993(a)(3) of the Code) that includes the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors, employees or independent contractors acting on their behalf, has participated in or cooperated with an international boycott (within the meaning of Section 999(b)(3) of the Code).

          (xiv) No material Liens for Taxes exist with respect to any of the assets or properties of any of the Retained Companies, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith.

          (xv) Neither the Company nor any of its Subsidiaries has taken any action that would disqualify the Distribution from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and from being treated as a tax-free distribution within the meaning of Section 355 or 361(c) of the Code, or the Merger from being treated as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code.

          (n)  Employee Benefit Plans.

          (i) The Company Disclosure Schedule lists each Employee Plan which relates to employees of the Retained Business. With respect to each such Employee Plan, the Company has provided to Acquiror, or will prior to the Effective Time provide, a true and complete copy of such plan document and such other documents relating thereto as Acquiror may reasonably request.

          (ii) A favorable determination letter has been issued by the Internal Revenue Service with respect to each such Employee Plan which is intended to be qualified under Section 401(a) of the Code, and, to the knowledge of the Company, no event has occurred since the date of such determination letter to affect adversely the qualified status of such Employee Plan. Each Employee Plan which relates to employees of the Retained Business has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan, except where the failure to so comply would not have a negative effect on the tax-qualified status of such Plan, result in the imposition of any material (to the Plan) fine, penalty or excise tax under ERISA or the Code, or require any increased employer contributions or increased benefits in order to avoid any such negative effect, fine, penalty or excise tax.

          (iii) Neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that will become, after the Effective Time, an obligation of the Company, the Acquiror or any of their ERISA Affiliates.

          (iv) No employee of the Retained Companies will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby except that (i) all restrictions on stock issued pursuant to the Company Restricted Stock Plans shall, pursuant to the terms of the Company Restricted Stock Plans or individual restricted stock agreements, terminate prior to or as a result of the Merger, (ii) all awards heretofore granted pursuant to the Company Stock Plans shall vest, (iii) benefits accrued pursuant to the SERP shall vest, (iv) the deferral accounts of participants in the Deferred Compensation Plan who terminate employment with the company within 18 months following the Effective Time, unless such termination is the result of fraud, defalcation, misappropriation or other criminal conduct committed by the participant against the Company, shall be credited as of the date of termination with an additional three percentage points of imputed annual interest, (v) payments will be payable under the Shareholder Value Bonus Plan, the Incentive Bonus Agreements and (vi) accelerated vesting in performance shares will occur.

          (o) Environmental Matters. Except as disclosed in the Filed Company SEC Documents or set forth in the Company Disclosure Schedule and except for such matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, (i) the Retained Companies are in compliance with all applicable Environmental Laws,
(ii) the Retained Companies have all Permits required under Environmental Laws for the operation of the Retained Business as presently conducted ("Environmental Permits") and there are no violations, investigations or proceedings pending with respect to such Environmental Permits, (iii) none of the Retained Companies has received any written notices or demand letters from any Governmental Entity or any other Person, or any requests for information from any Governmental Entity which assert that any of the Retained Companies may be in violation of, or liable under, any Environmental Law, (iv) no facts or circumstances exist that impose or could reasonably be expected to impose Environmental Liabilities on any of the Retained Companies, and (v) the Retained Companies will not be required under existing Environmental Laws to install prior to December 31, 1997 additional environmental or pollution control equipment or make other capital expenditures in order to comply with Environmental Laws, except to the extent set forth in the 1997 strategic capital budget for the Company and the Retained Business as adopted by the Board of Directors of the Company on October 25, 1996 and heretofore furnished to Acquiror.

          (p) Takeover Statutes. Section 203 of the DGCL is inapplicable to the Merger and the other transactions contemplated by the Reorganization Agreements. To the knowledge of the Company, no other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute, law, regulation or rule of any Governmental Entity (each a "Takeover Statute") is applicable to the transactions contemplated by the Reorganization Agreements.

          (q) Brokers and Finders. Neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except as set forth in the Company Disclosure Schedule, the fees and expenses of which shall be paid in accordance with Section 7.10(a).

          (r) Employees. There is no labor strike or work stoppage pending or, to the knowledge of the Company, threatened against any of the Retained Companies which, in any case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Retained Companies, taken as a whole. None of the Retained Companies is as of the date hereof a party to any collective bargaining agreement relating to its employees.

          (s) Contracts. Except as set forth in the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract or Contracts that individually or in the aggregate are material to the operation of the Retained Business. To the Company's knowledge, as of the date of this Agreement, none of the other parties to any Contract or Contracts that individually or in the aggregate are material to the operation of the Retained Business is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

          (t) Opinions of Financial Advisors. The Company has received the opinion of Lehman Brothers, Inc. to the effect that, as of the date hereof, the consideration to be received by the Company's stockholders in the Distribution and the Merger is fair to such stockholders from a financial point of view.

          (u) Rights Agreement. The Company has taken all necessary action so that entering into this Agreement and the other Reorganization Agreements, the Merger and the other transactions contemplated by the Reorganization Agreements will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the rights to be exercised, distributed or triggered.

          (v) Regulation as a Utility. Neither the Company nor any of its Subsidiaries is a "holding company", a "subsidiary company" of a "holding company", an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility", as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder.

          (w) Intellectual Property and Software. The Retained Company and its Subsidiaries, after giving effect to the Merger and the Distribution, will own or have the valid, legal right to use all Intellectual Property and Software used in connection with the Retained Business as conducted on the date hereof other than the Intellectual Property, Software, tradenames and related rights to be distributed solely to VRM as provided in the Distribution Agreement. The Company and its Subsidiaries have used commercially reasonable measures to protect the secrecy, confidentiality and value of the Intellectual Property used in connection with the Retained Business. To the Company's knowledge, no material Intellectual Property (other than unregistered copyrights) or material Software used in connection with the Retained Business has been improperly used, divulged or appropriated for the benefit of any person other than the Company and its Subsidiaries, except where such use, divulgence or appropriation would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries has made any claim in writing of a violation, infringement, misuse or misappropriation by others of rights of the Company and its Subsidiaries to or in connection with any material Intellectual Property used in connection with the Retained Business. There is no pending or, to the knowledge of the Company, threatened claim by any third person of a violation, infringement, misuse or misappropriation by any of the Company or any of its Subsidiaries of any Intellectual Property or Software owned by any third person, or of the invalidity of any patent used in connection with the Retained Business, that would, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

          5.2. Representations and Warranties of Acquiror and Sub. Acquiror and Sub hereby represent and warrant to the Company as follows:

          (a) Corporate Organization and Qualification. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole. Each of Acquiror and Sub has the requisite corporate power and authority to carry on its businesses as they are now being conducted. Acquiror has heretofore made available to the Company complete and correct copies of the charter and bylaws of Acquiror and Sub, each as amended to date and currently in full force and effect.

          (b) Corporate Authority. Each of Acquiror and Sub has the requisite corporate power and authority to execute, deliver and perform each Reorganization Agreement, and the Interim Services Agreement and the Assignment and Assumption Agreements, in each case, to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of Acquiror and Sub of each Reorganization Agreement, the Interim Services Agreement and the Assignment and Assumption Agreements, in each case, to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been or will be duly authorized by its Board of Directors, and no other corporate proceedings on its part are or will be necessary to authorize any Reorganization Agreement or the Assignment and Assumption Agreements to which it is a party or for it to consummate the transactions so contemplated. Each of the Reorganization Agreement, the Interim Services Agreement and the Assignment and Assumption Agreements to which Acquiror or Sub is a party is, or when executed and delivered will be, a valid and binding agreement of Acquiror or Sub, as the case may be, enforceable against Acquiror or Sub, as the case may be, in accordance with the terms thereof.

          (c)  No Violations; Consents and Approvals.

               (i) None of the execution, delivery or performance by Acquiror and Sub of any Reorganization Agreement or the Assignment and Assumption Agreements, in each case, to which it is a party or the consummation by each of Acquiror and Sub of the transactions contemplated thereby (A) will conflict with, or result in a violation or breach of, the charter or by-laws of Acquiror or Sub or (B) will conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation under, or result in the creation of any Lien upon any of the properties or assets of Acquiror or Sub under (1) any of the terms, conditions or provisions of any Contract to which Acquiror or Sub is a party or by which any of their properties or assets may be bound or of any Permit, or (2) to the knowledge of the Acquiror subject to the Regulatory Filings, any judgment, order, decree, statute, law, regulation or rule applicable to Acquiror or Sub, except, in the case of clause (B), for conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

               (ii) Except for the Regulatory Filings, and other consents, approvals, orders, authorizations, registrations, declarations, filings and agreements expressly provided for in the Reorganization Agreements or set forth in Section 5.1(d), and any notice or other filings to be made following the Effective Time, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Acquiror or Sub, in connection with the execution, delivery or performance by each of Acquiror and Sub of any Reorganization Agreement or the Assignment and Assumption Agreements, in each case, to which it is a party or the consummation by Acquiror of the transactions contemplated thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole).

          (d) Capital Stock. The authorized capital stock of Acquiror consists of (i) 800,000,000 shares of Acquiror Common Stock, of which an aggregate of 409,120,387 shares were issued and outstanding as of the close of business on January 1, 1997; and (ii) 85,000,000 shares of preferred stock, no par value, of Acquiror, of which no shares were issued and outstanding as of the close of business on January 1, 1997. As of the close of business on January 1, 1997, there were outstanding under Acquiror's option plans options to purchase an aggregate of 3,461,733 shares of Acquiror Common Stock (subject to adjustment on the terms set forth in the Acquiror option plans). All of the outstanding shares of Acquiror Common Stock have been, and all shares of Acquiror Common Stock which may be issued pursuant to the terms of any options or plans referred to above will be, when issued, duly authorized and validly issued, and are, or will be, when issued, fully paid and non-assessable. Acquiror has outstanding no bonds, debentures, notes or other obligations or securities (other than Acquiror Common Stock) the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Acquiror on any matter. Except as set forth above, as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights or Contracts of any kind to which Acquiror or any of its Subsidiaries is a party or by which any of them is bound obliging Acquiror or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Acquiror or of any of its Subsidiaries.

          (e) The shares of Acquiror Common Stock to be issued in the Merger are duly authorized and, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, non-assessable and free of preemptive rights.

          (f)  SEC Filings.

               (i) Acquiror and its wholly-owned subsidiary, Pacific Gas and Electric Company have timely filed all reports, schedules, forms, statements and other documents required to be filed with the SEC under the Securities Act and the Exchange Act since January 1, 1994 (the "Acquiror SEC Documents"). As of its filing date, each Acquiror SEC Document filed, as amended or supplemented, if applicable, (A) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (B) did not, at the time it was filed (and at the effective date thereof, in the case of a registration statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) The financial statements of Acquiror included in the Acquiror SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). Each of the consolidated balance sheets included in or incorporated by reference into the Acquiror SEC Documents (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of Acquiror and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into the Acquiror SEC Documents (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and cash flows, as the case may be, of Acquiror and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments), in each case in accordance with GAAP.

               (iii) None of the information supplied or to be supplied by Acquiror or its representatives for inclusion or incorporation by reference in
(A) the Acquiror Form S-4 or the VRM Registration Statement will, at the time such Registration Statements are filed with the SEC, at any time they are amended or supplemented, at the time they become effective under the Securities Act and at the Effective Time, in the case of the Acquiror Form S-4, and at the time of the Company Meeting and at the Time of Distribution, in the case of the VRM Registration Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Proxy Statement-Prospectus will, at the date mailed to the Company's stockholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Acquiror Form S-4 will comply as to form in all material respects with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, and the Proxy Statement-Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Acquiror with respect to statements made therein based on information supplied by the Company or any of its Subsidiaries for inclusion in the Acquiror Form S-4 or the Proxy Statement-Prospectus, respectively, or with respect to information concerning the Company or any of its Subsidiaries incorporated by reference therein.

          (g) Absence of Certain Events and Changes. Except as disclosed in the Acquiror SEC Documents filed with the SEC and publicly available prior to the date hereof (the "Filed Acquiror SEC Documents") or as otherwise contemplated by the Reorganization Agreements, since September 30, 1996 Acquiror and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practices, and there have not been any events, changes or developments which, individually or in the aggregate, would have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses.

          (h) Compliance with Applicable Laws. Except as disclosed in the Filed Acquiror SEC Documents, Acquiror and its Subsidiaries are in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to them, except where the failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole. Since December 31, 1995 neither Acquiror nor any of its Subsidiaries has received any written notice of any administrative, civil or criminal investigation or audit (other than tax audits) by any Governmental Entity that, individually or in the aggregate, would have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole. Each of Acquiror and its Subsidiaries has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole. All Permits are in full force and effect and Acquiror and its Subsidiaries are in compliance with the terms of the Permits, except where the failure to be in full force and effect or in compliance, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

          (i) Litigation. Except as disclosed in the Filed Acquiror SEC Documents, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole or delay the Distribution or Merger. Except as disclosed in the Filed Acquiror SEC Documents, there are no outstanding judgments, orders, decrees, stipulations or awards against Acquiror or any of its Subsidiaries or their respective properties or businesses that, individually or in the aggregate, would have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

          (j) Takeover Statutes. No California Takeover Statute is applicable to the transactions contemplated by the Reorganization Agreements, and to the knowledge of Acquiror, no other Takeover Statute is applicable to such transactions.

          (k)  Employee Benefit Plans.

               (i) The disclosure schedule delivered to the Company by Acquiror prior to the date hereof (the "Acquiror Disclosure Schedule") lists each Employee Plan of Pacific Gas Transmission Company ("PGT") and, if applicable, each Employee Plan of the Acquiror or a Subsidiary in which one or more Continuing Employees will be eligible to participate following the Closing. With respect to each such Employee Plan, Acquiror has provided to the Company, or will prior to the Effective Time provide, a true and complete copy of such plan document and such other documents relating thereto as the Company may reasonably request.

               (ii) A favorable determination letter has been issued by the Internal Revenue Service with respect to each such Employee Plan which is intended to be qualified under Section 401(a) of the Code, and, to the knowledge of PGT, no event has occurred since the date of such determination letter to affect adversely the qualified status of such Employee Plan. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan, except where the failure to so comply would not have a negative effect on the tax-qualified status of such Plan, result in the imposition of any material (to the Plan) fine, penalty or excise tax under ERISA or the Code, or require any increased employer contributions or increased benefits in order to avoid any such negative effect, fine, penalty or excise tax.

               (iii) Neither Acquiror nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that will become, after the Effective Time, an obligation of Acquiror or any of its ERISA Affiliates.

          (l) Brokers and Finders. Neither Acquiror nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except that Acquiror has retained Merrill Lynch & Co. as its financial advisor, the fees and expenses of which shall be paid by Acquiror.

          (m) Regulation as a Utility. Acquiror is a holding company within the meaning of the Public Utility Holding Company Act of 1935 (the "1935 Act"), but Acquiror and its Subsidiaries are exempt from the provisions thereof, except Section 9(a)(2) thereof, by virtue of having filed with the Securities and Exchange Commission an exemption statement on Form U-3A-2, and to the Company's knowledge, no proceedings to revoke or modify such exemption have been instituted or are pending.

          (n) Required Vote of Acquiror Stockholders. No vote of the stockholders of Acquiror is required in connection with this Agreement, the Merger or any Reorganization Agreements.

          (o) Acquiror Ownership of Company Common Stock. Acquiror does not own, and has not owned, 5% or more of the outstanding shares any class or series of voting stock of the Company.

                           ARTICLE VI

                           COVENANTS

          6.1. Covenants of the Company. During the period from December 31, 1996 and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except as set forth in the Company Disclosure Schedule, and except for the Distribution and as required or otherwise expressly contemplated by the Reorganization Agreements, or to the extent that Acquiror otherwise consents in writing, which consent shall not be unreasonably withheld (it being agreed that the following forward looking statements are deemed to apply to a period prior to the date hereof which commences on December 31, 1996 and ending at the Effective Time):

          (a) Ordinary Course. The Retained Business will be conducted in the usual, regular and ordinary course, consistent with past practice, including, without limitation, with respect to the payment and administration of accounts receivable, inventory management and control policies and implementation of capital programs for the Retained Business in a timely manner, and the Company will use reasonable efforts to preserve intact the present business organization, maintain insurance policies, keep available the services of present officers and employees engaged primarily in the Retained Business and to preserve the relationships with key customers, suppliers and others having business dealings with the Retained Business.

          (b) Dividends; Changes in Stock. The Company shall not (i) declare or pay any dividends (including dividends in Company Common Stock) on or make other distributions in respect of any of its capital stock (including such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), except for regular quarterly cash dividends consistent with amounts currently paid and at a rate not higher than the last quarterly dividend paid prior to the date hereof and the Distribution, (ii) split (including a reverse stock split), combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) except as contemplated by the Reorganization Agreements, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock (excluding shares acquired in connection with employee tax withholding elections, or elections to pay the exercise price of stock options with shares of stock, under Company Stock Plans) or debt (except scheduled redemptions and repayments under Credit Facilities) of the Company or any of its Subsidiaries.

          (c) Issuance of Securities. The Company will not, nor will the Company permit any of the Retained Subsidiaries to issue, transfer, sell or dispose of, or authorize or agree to the issuance, transfer, sale or disposition by any of the Retained Companies of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any shares of capital stock or any voting securities of the Company or any of the Retained Subsidiaries, or any options or other securities convertible into or exchangeable for any such shares of capital stock or any voting securities of the Company or amend any of the terms of any such securities or agreements relating to such capital stock outstanding on the date hereof, other than (i) the issuance, transfer, sale or disposition by a wholly owned Subsidiary of its capital stock to its parent, and (ii) the issuance or transfer of shares of Company Common Stock (w) upon the exercise of stock options or the vesting of performance shares pursuant to any Employee Plan, (x) to make any payment under any Employee Plan that is required as of the date of this Agreement or permitted under Section 6.1(h) to be made in the form of shares of Company Common Stock, and (y) upon any conversion of shares of Company Convertible Preferred Stock. Any income tax deduction with respect to the delivery or vesting of shares pursuant to any Employee Plan, contract or arrangement shall be allocated to the VRM Group or Company Group corresponding to the business for which the employee (or former employee) performed services or if the individual performed services for both the Retained Business and the VRM Business, to such Groups in the same proportion as the services were performed for such businesses, which determination shall be made in good faith using a consistent and reasonable method.

          (d) Indebtedness. The Company shall not, nor shall it permit any of its Retained Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Retained Subsidiaries or guarantee any obligations of others, other than pursuant to the existing Credit Facilities; provided, however, that the Company, VRM and their respective Subsidiaries may enter into guarantees for money borrowed or for obligations of Affiliates, if (i) such are entered into in the ordinary course of business and in accordance and at levels consistent with past practices and (ii) if such guarantees relate to VRM or any of its Subsidiaries, then (x) any such guarantees entered into on or after 5 business days following the date of this Agreement terminate on or prior to the Closing Date or become the sole obligations of VRM or (y) the Retained Company and the Retained Subsidiaries are expressly released therefrom on or prior to the Closing Date.

          (e) Governing Documents. The Company will not amend in any material respect the Company Charter or the Company By-laws, nor will the Company permit any Retained Subsidiary to amend in any material respect the certificate of incorporation or by-laws or comparable organizational documents of any Retained Subsidiary.

          (f) No Acquisitions, Etc. The Company will not, nor will it permit any of the Retained Subsidiaries to, (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than immaterial assets or assets acquired from another Retained Subsidiary) that would be part of the Retained Business, (ii) make or agree to make any other investment in any Person (whether by means of loan, capital contribution, purchase of capital stock or other securities or otherwise) that would be part of the Retained Business, except for acquisitions or investments by the Company pursuant to existing contractual obligations or investments in any entity that was a Retained Subsidiary before giving effect to such investment, or (iii) make or agree to make any capital expenditure that would be part of the Retained Business, except, in each case, for acquisitions, investments and capital expenditures contemplated in the 1997 strategic capital budget for the Company and the Retained Business as adopted by the Board of Directors of the Company on October 25, 1996 and heretofore furnished to Acquiror.

          (g) No Dispositions. The Company will not, nor will it permit any of the Retained Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of (other than to the Company or to another Retained Subsidiary), any of the assets of the Retained Business other than in the ordinary course of business consistent with past practice.

          (h) Employee Plans and Compensation. Except as described in the Company Disclosure Schedule, or except as required by law, or in the ordinary course of business consistent with past practice, the Company will not, nor will it permit any of the Retained Subsidiaries to, adopt any plan, arrangement or policy (including individual arrangements or contracts) which would become an Employee Plan or amend any Employee Plan to the extent such adoption or amendment would create a liability or obligation or increase an existing liability or obligation on the part of the Retained Companies that will not be assumed by VRM or one of its Subsidiaries pursuant to the Employee Benefits Agreement. Except for (i) grants of options or performance shares which, at the Time of Distribution, shall be fully assumed by VRM, (ii) grants of stock options, performance shares, restricted stock or other stock-based awards under which, by their terms, all stock issuable pursuant thereto shall be vested and outstanding prior to the Effective Time, or (iii) grants described in the Company Disclosure Schedule, the Company shall not grant any stock option, performance share, stock appreciation right, restricted stock, unrestricted stock or any other award under any equity-based compensation plan or individual arrangement. Except as set forth in the Company Disclosure Schedule or as consistent with past practice, the Company shall not, increase the compensation payable or to become payable to any officer or employee other than for increases in the ordinary course of business in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, or amend the terms of any existing employment or severance agreements with, any officer of employee of the Company and its Subsidiaries.

          (i) Accounting Policies and Procedures. The Company (with respect to the conduct of the Retained Business) will not, and will not permit any of the Retained Subsidiaries to, change any of its accounting principles, policies, practices or procedures, except as may be required by GAAP or Regulation S-X of the SEC.

          (j) Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, suffer to exist or assume any Lien on any assets of the Retained Companies, except for Liens described in subclauses (A) through (C) of the defined term Permitted Liens.

          (k) Taxes. Except where a failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole, the Company will, and will cause each Subsidiary to, (i) prepare and timely file with the relevant Taxing Authority all Tax Returns and reports ("Post-Signing Returns") required to be filed which include any of the Retained Companies on a basis consistent with past practice, (ii) timely pay all Taxes due and payable, or establish reserves therefor in the books and records of the Company in accordance with GAAP and consistent with past practice, (iii) promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any Retained Subsidiary in respect of any Taxes where there is a reasonable possibility of a determination or decision which would materially increase the Tax liabilities, or materially decrease the Tax attributes, of any of the Retained Companies (other than Taxes for which VRM will assume liability under the Tax Sharing Agreement), (iv) not, without the prior written consent of Acquiror, change any of the Tax elections, Tax accounting methods, Tax conventions or Tax principles which relate to the Retained Companies, (v) not, without the prior written consent of Acquiror, take any action (other than an action in the ordinary course of business or an action contemplated by the Reorganization Agreements) that would reasonably be expected to materially increase the Tax liabilities, or materially decrease the Tax attributes, of any of the Retained Companies, (vi) except as set forth in the Company Disclosure Schedule, contemplated by the Reorganization Agreements or with the prior written consent of Acquiror, not take any action that would increase the amount of deferred tax liabilities, or decrease the amount of deferred tax assets, of the Company and its Subsidiaries (as determined for financial accounting purposes), other than an action (A) in the ordinary course of business consistent with past practice or (B) as required by applicable law, in each case which is either (x) based on events or circumstances occurring after the date hereof or (y) a continuation of a course of action initiated prior to the date of this Agreement, and (vii) except as set forth in the Company Disclosure Schedule, contemplated by the Reorganization Agreements or with the prior written consent of Acquiror, not take any action that would increase the amount of income or gain that will be recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the transactions contemplated by the Reorganization Agreements.

          (l) Maintenance of Properties. The Company will, and will cause the Retained Subsidiaries to, continue to maintain and repair all property material to the operation of the Retained Business in a manner consistent in all material respects with past practice.

          (m) Tax-Free Distribution and Merger. The Company will not, and will not permit any of its Subsidiaries, including VRM and any of its Subsidiaries to, take or cause or permit to be taken any action prior to the Effective Time that would disqualify the Distribution from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and from being treated as a tax-free distribution within the meaning of Section 355 or 361(c) of the Code, or the Merger from being treated as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code with respect to which no gain or loss is recognized by the Company or Acquiror. The Company shall use reasonable best efforts to do everything reasonably necessary to have the Distribution and the Merger qualify as aforesaid.

          (n) Redemption of Company Preferred Stock. Prior to the Effective Time the Company will redeem or convert all of the issued and outstanding shares of Company Preferred Stock pursuant to the terms of the related certificate of designation.

          (o) Termination of the Credit Facilities. The Company shall use the proceeds of the Cash Dividend to repay the outstanding borrowings under the Credit Facilities and, if such borrowings are paid in full, terminate the Credit Facilities.

          (p) Operations of Business. The Company shall operate the Retained Business and VRM Business separately. The Company shall account for all expenses and liabilities for the Retained Business and VRM Business (including overhead expenses), separately, and expenses and liabilities relating to overhead shall be allocated to the VRM Business and Retained Business, based on services provided, and in accordance with past practices.

          6.2. Covenants of Acquiror. During the period from the date of this Agreement and continuing until the Effective Time, Acquiror agrees as to itself and its Subsidiaries that except as otherwise expressly contemplated by the Reorganization Agreements or to the extent that the Company otherwise consents in writing, which consent shall not be unreasonably withheld:

          (a) Tax-Free Distribution and Merger. Acquiror will not, and will not permit any of its Subsidiaries to, take or cause or permit to be taken any action prior to the Effective Time that would disqualify the Distribution from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and from being treated as a tax-free distribution within the meaning of Section 355 of the Code, or the Merger from being treated as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code.
Prior to the Effective Time, the Acquiror shall use its reasonable best efforts to do everything reasonably necessary to have the Distribution and the Merger qualify as aforesaid.

          (b) Company Names. Acquiror acknowledges that the trademarks, trade names and service marks, the federal registrations and applications, the Internet domain registration and exclusive use of the name "Valero", and any and all other designs, logos and slogans, related to the names "Valero" and "Valero Energy Corporation" and the "Walking Flame" service mark, all as more particularly set forth on Schedule 6.2(b), attached hereto, and all other rights (whether tangible or intangible, statutory, at common law or otherwise) in connection therewith, whether alone or in combination with one or more other words or marks in connection therewith, are assets of the Company being transferred to VRM or a VRM Subsidiary in connection with the Distribution; provided that Acquiror shall be permitted to use the "Valero" name and related marks for six (6) months after the Effective Time as provided below. At or before the Closing, Company and Acquiror shall execute, acknowledge, authenticate and deliver all such instruments of assignment or transfer as may be requested by VRM to effect the complete assignment and transfer of such trademarks, trade names, service marks, registrations, applications and other associated rights to VRM or a VRM Subsidiary. As promptly as practicable after the Effective Time, but in any event no later than six (6) months after the Effective Time, Acquiror shall cease using the "Valero" name and mark or service mark and the "Walking Flame" service mark, including without limitation, on any signs, badges, parking stickers, letterhead, business cards, invoices and other business forms, telephone directory listings, and advertising and promotional materials using the "Valero" name or service mark; provided, however, that nothing herein shall be construed to prohibit either the Company Group or the VRM Group from using after the Effective Time, the blue-green color (PMS 315) now utilized by both the Company Group and VRM Group on their respective facilities.

          (c) San Antonio Commitment. Recognizing that the Company's corporate presence in San Antonio, Texas, is a key factor in maintaining the Company's important customer relationship with San Antonio-City of Public Service and other customers in the San Antonio, Texas, area, Acquiror agrees that, for a period of not less than five years following the Effective Time, Acquiror will cause one or more of its Subsidiaries (including the Retained Companies or Retained Business) to have a substantial corporate presence in San Antonio, Texas, or its metropolitan area by maintaining offices, and employing not less than 340 employees on average over such five-year period, in such metropolitan area.

                          ARTICLE VII

                     ADDITIONAL AGREEMENTS

          7.1. Access. (a) Upon reasonable notice, and except as may otherwise be required by applicable law, the Company agrees to (and will cause each of its Subsidiaries to) afford Acquiror's Representatives reasonable access, during normal business hours throughout the period until the Closing Date, to all its properties, books, contracts, commitments, Personnel and records, to the extent related to the Retained Business, including access for training and education of personnel and for environmental and other testing, each as may reasonably be requested, and, during such period, will (and will cause each of its Subsidiaries to) furnish promptly to Acquiror all information concerning its business, properties and Personnel, to the extent related to the Retained Business; provided, however, that such access will not unreasonably interfere with the normal operations of the Company and the reasonable out-of-pocket expenses of the Company incurred in connection therewith will be paid by Acquiror. All such information as may be furnished by or on behalf of the Company or any of its Subsidiaries to Acquiror or its Representatives, or which is learned by any of Acquiror's Representatives in the course of any visit to the Company or any of its locations or contacts with any of its employees, pursuant to this Section 7.1 will be subject to the terms of the confidentiality agreement dated November 26, 1996 between the Company and Acquiror (the "Confidentiality Agreement") the terms of which are incorporated herein by reference. The Confidentiality Agreement shall terminate as of the Time of Distribution. Acquiror hereby agrees to defend, indemnify and hold the Company and its Subsidiaries harmless for, from and against all loss, cost, liability (including death or bodily injury) or expense due to personal injury or property damage resulting solely from Acquiror's inspections in connection with this Section 7.1(a).

          (b) During the period prior to the Effective Time, the Company and Acquiror will promptly furnish to the other a copy of each report, schedule, registration statement and other documents filed by it with the SEC during such period pursuant to the requirements of Section 13(a) or 15(d) of the Exchange Act.

          7.2. Other Actions. Subject to Section 7.3(a) and the respective rights of the parties to terminate this Agreement under Article IX, the Company and Acquiror will use reasonable best efforts not to, and will cause their respective Subsidiaries to use reasonable best efforts not to, take any action that would, or that could reasonably be expected to, result directly or indirectly in any of the conditions to the Merger set forth in
Article VIII not being satisfied or that would, or that reasonably could be expected to, materially impair the ability of the Company to consummate the Distribution in accordance with the terms of the Reorganization Agreements or the ability of the Company, Acquiror and Sub to consummate the Merger in accordance with the terms hereof or that would, or that reasonably could be expected to, materially delay such consummation.

          7.3. Acquisition Proposals; Board Recommendation. (a) The Company will, and will direct and use reasonable efforts to cause its directors, officers, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal. The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its directors, officers, or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing confidential information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an Acquisition Proposal that was not solicited subsequent to the date hereof, and subject to compliance with Section 7.3(c), (x) furnish information to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Acquisition Proposal.

          (b) Except as set forth in this Section 7.3, neither the Board of Directors of the Company nor any committee thereof will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company stockholders under applicable law, the Board of Directors of the Company may
(x) withdraw or modify its approval or recommendation of the Merger and this Agreement or (y) approve or recommend a Superior Proposal or (z) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but in each case only at a time that is following Acquiror's receipt of written notice (a "Notice of Superior Proposal") advising Acquiror that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 7.3, the Company will promptly advise Acquiror orally and in writing of any request for confidential information in connection with an Acquisition Proposal or of any Acquisition Proposal. The Company will keep Acquiror reasonably informed of the status of and material information concerning (including amendments or proposed amendments) any Acquisition Proposal.

          (d) Nothing contained in this Section 7.3 will prohibit the Company from making any disclosure to the Company stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 7.3(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

          7.4. Tax Representation Letters. For purposes of the tax opinions to be delivered pursuant to Sections 8.2(c) and 8.3(c), respectively, (a) Acquiror will deliver a representation letter substantially in the form of Annex D attached hereto dated as of the Closing Date and (b) the Company will cause VRM to deliver a representation letter substantially in the form of Annex E attached hereto, dated as of the Closing Date, in each case, to Wachtell, Lipton, Rosen & Katz, special counsel to the Company, and Orrick, Herrington & Sutcliffe LLP, special counsel to Acquiror.

          7.5. Filings; Other Actions. (a) The Company will use its reasonable best efforts promptly to prepare and file with the SEC the Proxy Statement-Prospectus.

          (b) The Company will use its reasonable best efforts (i) promptly to prepare and file with the SEC the VRM Registration Statement in connection with the distribution of VRM Common Stock and associated VRM Rights in the Distribution, and (ii) to cause the Proxy Statement-Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement-Prospectus has been cleared by the SEC.

          (c) Acquiror will use its reasonable best efforts promptly to prepare and file with the SEC the Acquiror Form S-4.

          (d) None of the Registration Statements or the Proxy Statement-Prospectus shall be filed with the SEC, and, prior to termination of this Agreement, no amendment or supplement thereto shall be filed with the SEC, by the Company or Acquiror without giving the other and its counsel a reasonable opportunity to review and comment on such filings prior to the filing thereof. Each of the Company and Acquiror agrees to use its reasonable best efforts, after consultation with the other party, to respond promptly to any comments made by the SEC with respect to all of its filings referred to in clauses (a), (b) and (c) above, including the preparation and filing of any amendments or supplements thereto, and to have all such filings declared effective under the Securities Act and the Exchange Act, as applicable, or cleared by the SEC, in each case as promptly as practicable after the filing thereof. Each of the Company and Acquiror will, and the Company will cause VRM to, use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by the Reorganization Agreements and each of the Company and Acquiror agrees to furnish all information as may be reasonably requested in connection with any such action; provided, however, that Acquiror will not be required to qualify to do business in any jurisdiction in which it is not now so qualified.

          (e) Each of the Company and Acquiror will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective Subsidiaries in connection with the Distribution or the Merger.

          (f) Subject to Section 7.3(a) and its right to terminate this Agreement pursuant to Section 9.1, the Company agrees to take, in accordance with the DGCL, the Company Charter and the Company By-laws, all action necessary to convene the Company Meeting within 45 days after the later of the date the Acquiror S-4 is declared effective, the VRM Registration Statement is declared effective, and the Proxy Statement-Prospectus is cleared, by the SEC, to consider and vote upon the Distribution and the Merger and the Company shall, through its Board of Directors, recommend to its stockholders approval of the Distribution and the Merger.

          (g) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Acquiror and Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by the Reorganization Agreements.

          (h) Each of the Company and Acquiror will promptly, and in any event within 15 days after execution and delivery of this Agreement, make all filings or submissions as are required under the HSR Act. Each of the Company and Acquiror will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Without limiting the generality of the foregoing, each of the Company and Acquiror will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and will promptly (i) comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Entity with respect to any such inquiry or request. In addition, each of the Company and Acquiror will keep the other apprised of the status of any such inquiry or request. Subject to
Section 7.5(j), each of the Company and Acquiror will take such actions as are necessary to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated hereby.

          (i) Each of the Company and Acquiror will promptly make all applications or filings with the Federal Energy Regulatory Commission under
Section 203 of the Federal Power Act and any applications or filings with appropriate Canadian authorities required in connection with the Merger. Each of the Company and Acquiror will take such actions as are necessary to obtain any clearance required under the Federal Power Act or applicable Canadian law.

          (j) Notwithstanding any other provision of this Agreement (including Sections 7.5(h) and 7.5(i) above), nothing in this Agreement shall require Acquiror in order to obtain any approval or authorization under any Regulatory Filing (i) to make any dispositions of any of its assets or any of the assets of the Retained Business having an aggregate book value in excess of $100 million or (ii) to incur any other burdens which would impair the value of its investment in the Company or the Retained Business. In addition, the Company shall not, in order to obtain any approval or authorization under any Regulatory Filing, make any such dispositions or incur such burdens, without the consent of Acquiror.

          7.6. Accountants' Letters. Each party hereto agrees to use its reasonable efforts to cause to be delivered to the other parties hereto and their respective directors a letter of its independent accountants, dated the date on which each Registration Statement becomes effective, in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statements.

          7.7. Distribution Agreement. The Company agrees that prior to the Effective Time it will not waive or amend the terms of the Distribution Agreement without the consent of Acquiror.

          7.8. Publicity. The initial press release relating hereto shall be a joint press release and thereafter the Company and Acquiror will consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Reorganization Agreements and the transactions contemplated thereby.

          7.9. Employees and Employee Plans. (a) Acquiror and the Company agree to cooperate in making all appropriate filings and taking all appropriate actions required to implement the provisions of this Section 7.9.

          (b)  Acquiror shall for a period of two (2) years after the Merger:
(i) take all action necessary to extend coverage under the Acquiror Pension Plan to those individuals employed by the Company immediately after the Distribution and immediately before the Merger (all such individuals, "Continuing Employees") who were participants in the Company Pension Plan immediately before the Distribution; (ii) provide Continuing Employees with welfare benefits (including retiree medical benefits) no less favorable than those provided by Pacific Gas Transmission ("PGT") prior to the Effective Time to its other similarly situated employees; (iii) provide Continuing Employees with severance pay and other employee benefits that are no less favorable in the aggregate than those provided by the Company prior to the Distribution (other than any equity-based benefits including, without limitation, stock options); and (iv) waive any limitations regarding pre-existing conditions under any welfare or other employee benefit plan maintained by the Acquiror or PGT.

          (c) From and after the Effective Time, with respect to Continuing Employees who do not elect in connection with the Distribution to receive a distribution of the balance of their Company Thrift Plan accounts or to transfer their accounts to the VRM Thrift Plan, Acquiror shall take all actions necessary to permit such Continuing Employees to transfer their account balances in the Company Thrift Plan to the Acquiror Thrift Plan. Such transfers shall be in cash, except that the Acquiror Thrift also will accept promissory notes evidencing any outstanding participant loans.

          (d) For all purposes under all compensation and benefit plans and policies applicable to employees of Acquiror, including those referred to in this Section, Acquiror shall treat all service by Continuing Employees with the Company prior to the Merger as service with Acquiror, except to the extent such treatment would result in duplication of benefits. For example, but not by way of limitation, benefits payable to Continuing Employees pursuant to the Acquiror Pension Plan (and any other qualified or non-qualified plan, arrangement or contract providing retirement benefits) shall be reduced (on an actuarially equivalent basis) by benefits paid under the VRM Pension Plan (and any other qualified or non-qualified plan, arrangement or contract providing retirement benefits). VRM shall not amend or terminate any such plan, arrangement or contract so as to reduce the accrued benefit of any Continuing Employee. For the purpose of avoiding any such benefit duplication, each of VRM and the Acquiror shall provide to the other all such information in its possession as the other may reasonably request concerning each other's Pension Plan (and any other qualified or nonqualified plan, arrangement or contract providing retirement benefits) to enable VRM and Acquiror to fulfill their obligations under their respective plans, arrangements and contracts.

          (e) VRM and Acquiror shall use their best efforts to permit all employees of the Company, including but not limited to the Continuing Employees, to participate in VRM's Flex Plan through December 31, 1997, provided that the Company shall reimburse VRM for the costs of such participation.

          (f) Prior to the Effective Time, the Company and Acquiror will use their best efforts to collaborate with respect to the design, implementation and administration of an early retirement program.

     7.10. Expenses. (a) All Expenses incurred in connection with the Reorganization Agreements and the transactions contemplated thereby, shall be paid by the Company or the Surviving Corporation; provided that the amount so paid by the Company or the Surviving Corporation shall not exceed the sum of the expenses set forth on Schedule 5.1(h)(iii) under the caption Transaction Costs Payable, plus the amount of any redemption or prepayment penalty to be paid with respect to the 10.58% Senior Notes due 2000, under the Note Purchase Agreement, dated as of December 19, 1990, as amended, from the Company to the Note Purchasers named therein, and any amount in excess of such aggregate amount shall be paid by VRM.

          (b) The Company will pay Acquiror $37.5 million (the "Termination Fee") if (i) this Agreement is terminated pursuant to Section 9.1(c)(ii) or
Section 9.1(d)(ii), (ii) prior to the termination of this Agreement, a bona fide Acquisition Proposal was commenced, publicly proposed, publicly disclosed or, in the case of clause (iii)(x) below, communicated to the Board of Directors of the Company (or the willingness of any person to make such an Acquisition Proposal was publicly disclosed or, in the case of clause (iii)(x) below, communicated to the Board of Directors of the Company), and (iii)(x) the Board of Directors of the Company, in accordance with Section 7.3, withdrew or modified its approval or recommendation of this Agreement or the Merger in a manner materially adverse to Acquiror, approved or recommended such Acquisition Proposal, caused the Company to enter into an Acquisition Agreement with respect to an Acquisition Proposal or terminated this Agreement or (y) the requisite approval of the Company's stockholders for the Distribution or the Merger was not obtained at the Company Meeting and, within twelve months following the date of the Company Meeting (or following the date of termination of this Agreement, if the Company Meeting was not held prior to such termination), an Acquisition Proposal shall have been consummated or the Company shall enter into a definitive agreement with respect to any Acquisition Proposal; provided, however, the Termination Fee will not be payable if, at the time of any action referred to in clause (iii)(x) above or the Company Meeting (or on the date of the termination of this Agreement, if the Company Meeting was not held prior to such termination), Acquiror shall be in material breach of its covenants or agreements contained in this Agreement. The Termination Fee will be paid (in same-day funds), in the case of clause
(iii)(x) above, on the second business day following the termination of this Agreement, or in the case of clause (y) above, on the second business day following the earlier of execution of such agreement or the consummation of such Acquisition Proposal.

          7.11. Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by the Reorganization Agreements, each of the Company and Acquiror and their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by the Reorganization Agreements may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by the Reorganization Agreements.

          7.12. Securities Act Compliance. As soon as practicable after the date of the Company Meeting, the Company will identify to Acquiror all individuals who were reasonably believed by the Company to be, at the time of the Company Meeting, an "affiliate" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company will use its reasonable best efforts to obtain a written agreement in the form of Annex F hereto from each Person who is so identified as a Rule 145 Affiliate and will deliver such written agreements to Acquiror as soon as practicable after the Company Meeting.

          7.13. Stock Exchange Listing. Acquiror will use its reasonable best efforts to list on the NYSE prior to the Closing Date, subject to official notice of issuance, the Acquiror Common Stock to be issued pursuant to the Merger.

          7.14. 1935 Act. (a) The Company shall not, nor shall the Company permit any of its Subsidiaries to, engage in any activities which reasonably could cause any of them to become a "holding company" under the 1935 Public Utility Holding Company Act, as amended.

          (b) Acquiror shall not, nor shall Acquiror permit any of its Subsidiaries to, engage in any activities which reasonably could cause the Acquiror or any of its Subsidiaries prior to the Effective Time to lose their exemption from the 1935 Act (except Section 9(a)(2) thereof).

          7.15. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurance and to take and do, in the name and on behalf of the Company, any other actions and things reasonably necessary to vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation or VRM, as the case may be, as a result of or in connection with any of the transactions contemplated by the Reorganization Agreements, including without limitation the Merger and the Distribution.

                          ARTICLE VIII

                           CONDITIONS

          8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to consummate the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

          (a)  Company Stockholder Approval.   The Merger shall have been duly
approved by the affirmative vote of the holders of Company Common Stock representing at least a majority of the outstanding shares thereof entitled to vote thereon.

          (b) Acquiror Stockholder Approval. If required by applicable state laws or the applicable rules of any securities exchange, the issuance of Acquiror Common Stock in the Merger shall have been approved by the stockholders of the Acquiror in accordance with such law or such rule.

          (c) NYSE Listing. The shares of Acquiror Common Stock to be issued pursuant to the Merger shall have been approved for listing on the NYSE prior to the Closing Date, subject to official notice of issuance.

          (d) HSR. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (e) Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect that prohibits consummation of the transactions contemplated by the Reorganization Agreements.

          (f) Registration Statements. The Registration Statements shall have become effective under the Securities Act or Exchange Act, as applicable, no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (g)  Pre-Merger Transactions.  The transactions contemplated by
Article IV shall have been consummated in accordance with the terms of this Agreement and the Distribution Agreement (which includes additional conditions to such consummation).

          (h) FERC. The Federal Energy Regulatory Commission and any applicable Canadian authority shall have approved the Merger.

          8.2. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Acquiror and Sub set forth in the Reorganization Agreements (x) that are qualified as to materiality shall be true and correct and (y) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except (i) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (ii) for the effect of any activities or transactions which are contemplated by the Reorganization Agreements), and the Company will have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror to such effect.

          (b) Performance of Obligations of Acquiror and Sub. Acquiror and Sub shall have performed in all material respects all obligations required to be performed by them under the Reorganization Agreements at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror to such effect.

          (c) Tax Opinions. The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to the Company, dated the Closing Date, to the effect that the Distribution qualifies as a transaction described in Sections 355(a), 355(c)(1) and 368(a)(1)(D) of the Code in which no gain or loss shall be recognized to the Company and that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code.

          (d) Consents. All consents, approvals and authorizations required to be obtained prior to the Closing Date from any Governmental Entity or third party in connection with the execution, delivery and performance of the Reorganization Agreements shall have been made or obtained, except where the failure to make or obtain the same, individually or in the aggregate, would not have a Material Averse Effect on the VRM Companies, taken as a whole.

          8.3. Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to consummate the Merger are also subject to the satisfaction or waiver by Acquiror on or prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company and VRM set forth in the Reorganization Agreements
(x) that are qualified as to materiality shall be true and correct and (y) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except (i) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (ii) for the effect of any activities or transactions which are contemplated by the Reorganization Agreements) and Acquiror will have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (b) Performance of Obligations. Each of the Company and VRM shall have performed in all material respects all obligations required to be performed by it under the Reorganization Agreements at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c) Tax Opinion. Acquiror shall have received an opinion of Orrick, Herrington & Sutcliffe LLP, special counsel to Acquiror, dated the Closing Date, to the effect that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code and shall have received an opinion of Wachtell, Lipton, Rosen & Katz, reasonably satisfactory to Acquiror in form and substance, to the effect that the Distribution qualifies as a transaction described in Sections 355(a), 355(c)(1) and 368(a)(1)(D) of the Code in which no gain or loss shall be recognized to the Company.

          (d) Consents. All consents, approvals and authorizations required to be obtained prior to the Closing Date from any Governmental Entity or third party in connection with the execution, delivery and performance of the Reorganization Agreements shall have been made or obtained, except where the failure to make or obtain the same, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Retained Companies, taken as a whole, or on Acquiror and its Subsidiaries, taken as a whole.

          (e) Redemption of Company Preferred Stock. The Company shall have redeemed or converted all issued and outstanding shares of Company Preferred Stock pursuant to the terms of the related certificate of designation.

                           ARTICLE IX

                          TERMINATION

          9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company:

          (a)  by the mutual written consent of the Company and Acquiror;

          (b) by either the Company or Acquiror if (i) the Merger shall not have been consummated by July 31, 1997 unless HSR or Federal Energy Regulatory Commission approval has not been received in which case such date shall be postponed until 10 business days after receipt of such approval, but in no event later than December 31, 1997, or (ii) at the Company Meeting or at any adjournment thereof, the approval of the Company's stockholders referred to in
Section 8.1(a) shall not have been obtained; provided that in the case of a termination pursuant to clause (i) above, the terminating party and its Subsidiaries shall not have breached in any material respect their respective obligations under the Reorganization Agreements in any manner that shall have caused or resulted in the failure referred to above;

          (c) by the Company (i) if Acquiror or Sub shall have breached in any material respect any of their respective covenants, representations, warranties or agreements contained in any Reorganization Agreement, which breach shall not have been cured within 30 days following written notice of such breach, or (ii) pursuant to Section 7.3(b) of this Agreement; or

          (d)  by Acquiror:

               (i) if the Company or VRM shall have breached in any material respect any of the covenants, representations, warranties or agreements contained in any Reorganization Agreement, which breach shall not have been cured within 30 days following written notice of such breach; or

               (ii) if the Board of Directors of the Company shall have exercised any of its rights set forth in the second sentence of Section 7.3(b) of this Agreement;

               (iii) if (A)(x) there has occurred since the date of this Agreement any event, change, effect or state of facts (collectively "Events"), other than Events which result from any action by Acquiror or any of its Subsidiaries, Affiliates, officers, employees, agents or representatives or changes in general economic, financial, market or business conditions, or (y) Acquiror, in its ongoing due diligence investigation, shall uncover information (collectively "Information") that, as of the date of this Agreement, has not been previously disclosed in a Filed Company SEC Document or has not been disclosed by the Company to Acquiror on or prior to the date of this Agreement (including in the Company Disclosure Schedules) and (B) such Events and Information in the aggregate would reasonably be expected to result in an adverse impact on the Retained Business of more than $100 million, which amount shall be net of income tax effects and shall include the present value of any reasonably projected costs, expenses or liabilities or losses of projected business revenue caused by the occurrence of such Events or attributable to such Information.

          9.2. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to the Reorganization Agreements (or any of its directors or officers) shall have any liability or further obligation to any other party, except as set forth in Sections 5.1(q), 5.2(l), 7.10 and 9.2, all of which shall survive such termination, and except that nothing herein shall relieve any party from liability for any material and willful breach of any of the Reorganization Agreements.

                           ARTICLE X

                   MISCELLANEOUS AND GENERAL

          10.1. Survival. Except as set forth below in this Section 10.1, all representations, warranties and agreements in this Agreement of Acquiror, Sub and the Company or in any instrument delivered by Acquiror, Sub or the Company pursuant to or in connection with this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms or, in the case of any other such instrument, in accordance with the terms of such instrument. In the event of consummation of the Merger, the agreements contained in or referred to in Article III, the last sentence of
Section 6.1(c) and Sections 6.2(b), 6.2(d), 7.9, 7.15 and 10.1 shall survive the Effective Time.

          10.2. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

          10.3. Waiver; Remedies. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived (in writing) by such party in whole or in part to the extent permitted by applicable law. No delay on the part of either Acquiror or the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Acquiror or the Company of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

          10.4. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          10.6. Notices. Any notice, request, instruction or other communication to be given hereunder by any party to another shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice,

          (a)  If to the Company:
               Valero Energy Corporation
               530 McCullough Avenue
               San Antonio, Texas 78215
               Attention:  General Counsel
               Telecopy:   (210) 246-2354

               with copies to:
               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Attention:  Edward D. Herlihy, Esq.
               Telecopy:  (212) 403-2000

          (b)  if to Acquiror or Sub:
               PG&E Corporation
               77 Beale Street
               San Francisco, California 94105
               Attention:  General Counsel
               Telecopy:   (415) 973-8083

               with copies to:
               Orrick, Herrington & Sutcliffe LLP
               400 Sansome Street
               San Francisco, California 94111
               Attention:  Leslie P. Jay, Esq.
               Telecopy:   (415) 773-5759

          10.7. Entire Agreement. The Reorganization Agreements including the Annexes and Schedules thereto, the Interim Services Agreements including the Annexes and Schedules thereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof. Any disclosure by the Company, Acquiror or Sub in any portion of their respective disclosure schedules shall be deemed disclosure in each other portion of such disclosure schedule.

          10.8. Certain Obligations. Whenever any Reorganization Agreement, the Interim Services Agreement or the Assignment and Assumption Agreements requires any of the Subsidiaries of any party to take any action, such Agreement will be deemed to include an undertaking on the part of such party to cause such Subsidiary to take such action.

          10.9. Assignment. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of each other party hereto in its sole and absolute discretion.

          10.10. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          10.11. Severability. If any provision of the Reorganization Agreements or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          10.12. No Third Party Beneficiaries. Nothing contained in this Agreement or any other Reorganization Agreement is intended to confer upon any Person or entity other than the parties thereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of the Reorganization Agreement; provided, however, that VRM is an intended third party beneficiary of the obligations of Acquiror specified in
Section 6.2(b), and is entitled to enforce the same to the same extent as if a party hereto.

          10.13. Annexes and Schedules. All Annexes hereto and the Company Disclosure Schedule (collectively, the "Schedules") attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Matters reflected on the Schedules are not necessarily limited to matters required by this Agreement to be reflected on such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Capitalized terms used in any Schedule but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

          10.14. No Representations or Warranties. Acquiror and Sub acknowledge that none of the Company or any of its Subsidiaries, any of their affiliates (including the Retained Companies) or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of the Company, VRM, VRM's Subsidiaries, the Retained Companies, the Retained Business or the Retained Assets not included in the Reorganization Agreements, and none of the Company, any of its Subsidiaries or Affiliates or any other Person will have or be subject to any liability to Acquiror or any of its Subsidiaries, any of their affiliates or any other Person resulting from the distribution to Acquiror or Sub, or Acquiror's or Sub's use of, any such information. Acquiror and Sub further acknowledge that, except as expressly set forth in the Reorganization Agreements, the Company and VRM have not made, and hereby expressly disclaim any representation or warranty, and there are no representations or warranties of any kind, expressed or implied, with respect to any of the Company, VRM, VRM's Subsidiaries, the Retained Companies, the Retained Business or the Retained Assets.

          10.15. Tax Sharing Agreement. With respect to Tax matters, if there is a conflict between this Agreement and the Tax Sharing Agreement the Tax Sharing Agreement shall control.

          10.16. Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the state courts of the State of New York, County of New York and (ii) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any action, suit, or proceeding relating hereto except in such courts). Each of the parties hereto further agrees that service of any process, summons, notice or document hand delivered or sent by registered mail to such party's respective address set forth in Section 10.6 will be effective service of process for any action, suit or proceeding in New York, County of New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Nothing in this Section, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                              VALERO ENERGY CORPORATION

                              By:
                              Name:
                              Title:


                              PG&E CORPORATION

                              By:
                              Name:
                              Title:


                              PG&E ACQUISITION CORPORATION

                              By:
                              Name:
                              Title:

[The following schedules or annexes have been omitted from this filing pursuant to Regulation S-K section 229.601(b)(2). The Company undertakes to furnish supplementally a copy of any omitted schedule or annex to the Commission upon request.]

SCHEDULE 1.1(a) --SCHEDULE OF PERMITTED LIENS FOR RETAINED COMPANIES

SCHEDULE 6.2(b) -- TRADEMARKS/SERVICE MARKS

ANNEX A -- Agreement and Plan of Distribution (is filed herewith as Exhibit
2.2)

ANNEX B -- Employee Benefits Agreement (is filed herewith as Exhibit 2.3)

ANNEX C -- Tax Sharing Agreement (is filed herewith as Exhibit 2.4)

ANNEX D -- FORM OF ACQUIROR'S TAX REPRESENTATION LETTER

ANNEX E -- FORM OF VRM TAX REPRESENTATION LETTER

ANNEX F -- FORM OF AFFILIATE LETTER

ANNEX G -- [To be provided after the date of the Merger Agreement]

COMPANY DISCLOSURE SCHEDULES FOR THE AGREEMENT AND PLAN OF MERGER
Schedule 5.1(a) and (f)(i) -- Schedule of Retained Subsidiaries
Schedule 5.1(d)(i) -- Violations, Consents and Approvals
Schedule 5.1(f)(i) -- Schedule of Restrictions on Sale of Retained
     Subsidiaries
Schedule 5.1(f)(ii) -- Joint Venture/Lease Agreements
Schedule 5.1(h)(i) -- Company Balance Sheet, Cash Flow and Income Statements
Schedule 5.1(h)(ii) -- VNG Balance Sheet, Cash Flow and Income Statement
Schedule 5.1(h)(iii) -- Retained Company Consolidated Balance Sheet
Schedule 5.1(i) -- Certain Executive Compensation Arrangments since 12/31/96
Schedule 5.1(j) -- Compliance with Laws
Schedule 5.1(k) -- Assets
Schedule 5.1(l) -- Litigation
Schedule 5.1(m)(iii) -- Taxes
Schedule 5.1(n)(i) -- List of Retained Company Plans
Schedule 5.1(o) -- Environmental Matters
Schedule 5.1(q) -- Brokers and Finders
Schedule 5.1(s) -- Contracts
Schedule 6.1 -- Covenants of Company